Execution Version

CREDIT AGREEMENT
dated as of March 27, 2024, among
LENDINGTREE, INC.,
The Lenders Party Hereto, and
APOLLO ADMINISTRATIVE AGENCY LLC,
as Administrative Agent and Collateral Agent

APOLLO GLOBAL FUNDING, LLC,
as Sole Lead Arranger and Bookrunner

TABLE OF CONTENTS
Page
ARTICLE I
Definitions 1
Section 1.01    Defined Terms    1
Section 1.02    Terms Generally    46
Section 1.03    Accounting Terms; GAAP    46
Section 1.04    Classification of Loans and Borrowings    47
Section 1.05    Pro Forma Calculations; Covenant Calculations    47
Section 1.06    Divisions    47
Section 1.07    Rates    47
ARTICLE II
The Credits     49
Section 2.01    Commitments    49
Section 2.02    Loans and Borrowings    49
Section 2.03    Requests for Borrowings    50
Section 2.04    Funding of Borrowings    51
Section 2.05    Interest Elections    51
Section 2.06    Termination and Reduction of Commitments    52
Section 2.07    Repayment of Loans; Evidence of Debt    53
Section 2.08    Prepayment of Loans    54
Section 2.09    Fees    58
Section 2.10    Interest    58
Section 2.11    Alternate Rate of Interest    59
Section 2.12    Increased Costs    61
Section 2.13    Break Funding Payments    62
Section 2.14    Taxes    63
Section 2.15    Payments Generally; Pro Rata Treatment; Sharing of Set-offs;
Agent’s Clawback    68
Section 2.16    Mitigation Obligations; Replacement of Lenders    70
Section 2.17    [Reserved]    71
Section 2.18    Defaulting Lenders    71
Section 2.19    [Reserved]    72
Section 2.20    [Reserved]    72
Section 2.21    [Reserved]    72
Section 2.22    Illegality    72
ARTICLE III
Representations and Warranties     73
Section 3.01    Organization    73
Section 3.02    Authorization; Enforceability    73
Section 3.03    Governmental Approvals; No Conflicts    73
Section 3.04    Financial Statements; No Material Adverse Change    74
Section 3.05    Properties    74
Section 3.06    Litigation and Environmental Matters    74
Section 3.07    Compliance with Laws    74

Section 3.08    Intellectual Property    75
Section 3.09    Investment Company Status; Other Regulatory Scheme    75
Section 3.10    Taxes    75
Section 3.11    ERISA    75
Section 3.12    Labor Matters    75
Section 3.13    Insurance    76
Section 3.14    Solvency    76
Section 3.15    Subsidiaries    76
Section 3.16    Disclosure    76
Section 3.17    Federal Reserve Regulations    77
Section 3.18    Use of Proceeds    77
Section 3.19    Anti-Corruption Laws; Sanctions    77
Section 3.20    Security Documents    77
Section 3.21    Affected Financial Institutions    78
ARTICLE IV
Conditions     78
Section 4.01    Effective Date    78
Section 4.02    Each Credit Event On and After the Effective Date    80
ARTICLE V
Affirmative Covenants     80
Section 5.01    Financial Statements and Other Information    80
Section 5.02    Notices of Material Events    82
Section 5.03    Information Regarding Collateral    83
Section 5.04    Existence; Conduct of Business    83
Section 5.05    Payment of Taxes    83
Section 5.06    Maintenance of Properties    83
Section 5.07    Insurance    83
Section 5.08    Books and Records; Inspection and Audit Rights    84
Section 5.09    Compliance with Laws    85
Section 5.10    Use of Proceeds    85
Section 5.11    Further Assurances    85
Section 5.12    ATM Equity Offering Covenants    86
Section 5.13    Post-Closing Matters    86
ARTICLE VI
Negative Covenants     86
Section 6.01    Indebtedness    86
Section 6.02    Liens    89
Section 6.03    Fundamental Changes    91
Section 6.04    Investments, Loans, Advances, Guarantees and Acquisitions    91
Section 6.05    Asset Sales     94
Section 6.06    Restricted Payments; Certain Payments in Respect of Indebtedness     96
Section 6.07    Transactions with Affiliates     98
Section 6.08    Restrictive Agreements     99
Section 6.09    Changes to Fiscal Year    100
Section 6.10    Limitation on Amendments    100
Section 6.11    Financial Covenants    100

Section 6.12    [Reserved]    100
Section 6.13    Use of Proceeds    100
ARTICLE VII
Events of Default and Remedies     101
Section 7.01    Events of Default    101
Section 7.02    Right to Cure (Liquidity Covenant)    103
Section 7.03    Right to Cure (Consolidated EBITDA Covenant)    104
ARTICLE VIII
The Agents     104
Section 8.01    Appointment    104
Section 8.02    Exculpatory Provisions    105
Section 8.03    Reliance by Agents    105
Section 8.04    Delegation of Duties    106
Section 8.05    Indemnification    106
Section 8.06    Withholding Tax    106
Section 8.07    Successor Administrative Agent    107
Section 8.08    Non-Reliance on Agents and Other Lenders    108
Section 8.09    Credit Bidding    108
Section 8.10    Security Documents and Collateral Agent    109
Section 8.11    No Liability of Lead Arrangers    110
ARTICLE IX
Miscellaneous     110
Section 9.01    Notices    110
Section 9.02    Waivers; Amendments    112
Section 9.03    Expenses; Indemnity; Damage Waiver    115
Section 9.04    Successors and Assigns    118
Section 9.05    Survival    123
Section 9.06    Counterparts; Integration; Effectiveness    123
Section 9.07    Severability    123
Section 9.08    Right of Setoff    124
Section 9.09    Governing Law; Consent to Service of Process    124
Section 9.10    WAIVER OF JURY TRIAL    125
Section 9.11    Headings    125
Section 9.12    Confidentiality    125
Section 9.13    Material Non-Public Information    126
Section 9.14    Interest Rate Limitation    126
Section 9.15    Release of Liens and Guarantees    127
Section 9.16    Platform; Borrower Materials    127
Section 9.17    USA PATRIOT Act    128
Section 9.18    No Advisory or Fiduciary Responsibility    128
Section 9.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    129
Section 9.20    Acknowledgement Regarding Any Supported QFCs    129
Section 9.21    Erroneous Payments    130
Section 9.22    Certain ERISA Matters    132
Section 9.23    Intercreditor Agreements    133

SCHEDULES:
Schedule 1.01A    –    Commitments Schedule 1.01B    –    Principal Office Schedule 1.01C    –    Auction Procedures Schedule 1.01D    –    [Reserved]
Schedule 2.15    –    Payment Instructions Schedule 5.13    –    Post-Closing Matters

EXHIBITS:
Exhibit A    –    Form of Assignment and Assumption Exhibit B    –    Form of Borrowing Request
Exhibit C    –    Form of Security Agreement Exhibit D    –    Form of Guarantee Agreement Exhibit E    –    Form of Perfection Certificate Exhibit F    –    Form of Interest Election Request
Exhibit G-1    –    U.S. Tax Compliance Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-2    –    U.S. Tax Compliance Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-3    –    U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-4    –    U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H        Form of Pari Passu Intercreditor Agreement Exhibit I    –    [Reserved]
Exhibit J    –    Compliance Certificate

CREDIT AGREEMENT, dated as of March 27, 2024 (as amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), among LendingTree, Inc., a Delaware corporation (the “Borrower”), the Lenders (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article 1) party hereto from time to time and Apollo Administrative Agency LLC, as Administrative Agent and Collateral Agent.
PRELIMINARY STATEMENT:
WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower in the form of Delayed Draw Term Loan Commitments on the Effective Date in an aggregate principal amount of $50,000,000.
WHEREAS, the Borrower has requested that the Lenders extend credit in the form of Initial Term Loan Commitments on the Effective Date in an aggregate principal amount of $125,000,000.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
ARTICLE I DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2025 Convertible Notes” means Borrower’s 0.50% Convertible Senior Notes due 2025 issued pursuant to the Indenture, dated July 24, 2020 (the “2025 Convertible Notes Indenture”), by and between the Borrower and Wilmington Trust, National Association, as trustee, and the Indebtedness represented thereby.
“2025 Convertible Notes Indenture” has the meaning assigned to such term in the definition of “2025 Convertible Notes”.
“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.
“Administrative Agent” means Apollo Administrative Agency LLC, in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Loans” has the meaning assigned to such term in Section 2.22.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 9.01(d)(ii). “Agents” means, collectively, the Administrative Agent and the Collateral Agent
and “Agent” means any one of them.
“Agreement” has the meaning assigned to such term in the first paragraph of this Agreement.
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Term SOFR for a SOFR Borrowing with an Interest Period of one month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR, respectively; provided that, if determined pursuant to the foregoing, the Alternate Base Rate is below 2.50%, the Alternate Base Rate will be deemed to be 2.50%.
“Amortization Percentage” means a percentage per annum equal to (a) until delivery of the Compliance Certificate pursuant to Section 5.01(h) for the fourth full Fiscal Quarter ending after the Effective Date, 10.00% per annum and (b) thereafter, the following percentages per annum, based upon Consolidated EBITDA as specified in the most recent Compliance Certificate delivered pursuant to Section 5.01(h):

Level	Consolidated EBITDA	Amortization Percentage
Level I	Less than $80,000,000	10.00%
Level II	Equal to or greater than $80,000,000	5.00%

Each change in the Amortization Percentage shall be effective on and after the date of delivery to the Administrative Agent of financial statements pursuant to Section 5.01(a) or Section 5.01(b) and a Compliance Certificate pursuant to Section 5.01(h) evidencing the related change in Consolidated EBITDA. The Amortization Percentage shall be determined as if Level I was applicable at any time if an Event of Default has occurred and is continuing. Within three (3) Business Days of receipt of the applicable information under Section 5.01(h), the Administrative Agent shall notify the Lenders of the Amortization Percentage in effect from such date. In the event that any financial statement or certificate delivered pursuant to Section 5.01 is shown to be inaccurate at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable), and such inaccuracy, if corrected, would have led to the application of a higher Amortization Percentage for any period (an “Applicable Amortization Period”) than the Amortization Percentage actually applied for such Applicable Amortization Period, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct certificate required by Section 5.01(h) for such Applicable Amortization Period and (ii) (A) the Amortization Percentage shall be deemed to be such higher Amortization Percentage and (B) the

Borrower shall promptly pay to the Administrative Agent the accrued additional principal amounts owing as a result of such increased Amortization Percentage for such Applicable Amortization Period. Nothing in this paragraph shall limit the right of the Administrative Agent or any Lender under Section 2.07 or Article VII.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions in which the Borrower and its Subsidiaries operate, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.
“Apollo Lender” means any Lender that is Apollo Global Management, Inc., its Affiliates and any funds or accounts managed or advised by it.

“Applicable Amortization Period” has the meaning assigned to such term in the definition of “Amortization Percentage”.
“Applicable Collateral Agent” has the meaning assigned to such term in the Pari Passu Intercreditor Agreement.
“Applicable Margin” means, for any day, with respect to any Term Loan, (a) until delivery of the Compliance Certificate pursuant to Section 5.01(h) for the sixth full Fiscal Quarter ending after the Effective Date, 5.75% per annum in the case of any SOFR Loan and 4.75% per annum in the case of any ABR Loan and (b) thereafter, the Applicable Margin as determined in accordance with the Pricing Grid.
“Applicable Margin Period” has the meaning assigned to such term in the definition of “Pricing Grid”.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender,
(b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“ASU 842” has the meaning assigned to such term in the definition of “Capital Lease Obligations”.

“ATM Deadline” has the meaning assigned to such term in Section 5.12(c). “ATM Sales Agent” means the sales agent through which the Borrower may make sales under the ATM Equity Program.
“ATM Equity Offering” means a customary at-the-market offering whereby the Borrower may from time to time issue and sell shares of Common Stock having an aggregate offering price of up to $50,000,000 pursuant to the terms of a customary distribution agreement between the Borrower and the sales agent thereunder.
“ATM Equity Program” means a customary at-the-market program whereby the Borrower may from time to time issue and sell shares of Common Stock pursuant to the terms of a customary distribution agreement between the Borrower and the sales agent thereunder.
“ATM Shelf Registration” means an effective registration statement under the Securities Act of 1933, on Form S-3, which will allow the Borrower to issue and sell Common Stock on a common basis pursuant to the ATM Equity Offering.
“Auction Procedures” means the auction procedures with respect to Dutch Auctions set forth in Schedule 1.01C hereto.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then removed from the definition of “Interest Period” pursuant to Section 2.11.
“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means the Bankruptcy Code of the United States of America.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)Daily Simple SOFR; or
(b)the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the SOFR Floor, the Benchmark Replacement will be deemed to be the SOFR Floor for the purposes of this Agreement and the Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non- representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no

Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.
“Beneficial Owner” means, for each Loan Party, each of the following: (a) each individual, if any who, directly or indirectly, owns 25% or more of such Loan Party’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Loan Party.
“Beneficial Ownership Regulations” means 31 C.F.R § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42)
or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” means, with respect to any Person, (a) in the case of any corporation or company, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any exempted or limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing.
“Borrower” has the meaning assigned to such term in the first paragraph of this Agreement.
“Borrower Materials” has the meaning assigned to such term in Section 9.16. “Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 which shall be, in the case of any such written request, substantially in the form of Exhibit B or any other form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, “Business Day” shall mean any such day that is also a U.S. Government Securities Business Day.
“Capital Expenditures” means, for any period, the aggregate of all expenditures by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or tangible personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such
Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP as in effect in the United States prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” (“ASU 842”) (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations that would not otherwise be required to be reflected on such Person’s balance sheet (and not as Capital Lease Obligations) for purposes of this Agreement (including without limitation for all financial definitions and calculations) regardless of any change in GAAP or change in the application of GAAP thereafter that would otherwise require such obligations to be reflected on such Person’s balance sheet or characterized as Capital Lease Obligations and notwithstanding the fact that such obligations are required in accordance with the ASU 842 (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents.
“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).
“Cash Management Agreement” means any customary agreement to provide to the Borrower or any Restricted Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services) any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.
“Certificate of Beneficial Ownership” means a customary certificate, certifying the Beneficial Owner of each Loan Party and its Subsidiaries.
“CFC” means a “controlled foreign corporation” within the meaning of section 957(a) of the Code.
“CFC Holdco” means a Subsidiary that has no material assets other than Equity Interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) of one or more other CFC Holdcos or Foreign Subsidiaries that are CFCs.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date), of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower; or (b) a Change in Control or similar event, however denominated, under any Material Indebtedness.
“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd- Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.
“Charges” has the meaning assigned to such term in Section 9.14.
“Class,” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans (including Delayed Draw Term Loans when funded) and (b) any Commitment refers to whether such Commitment is an Initial Term Loan Commitment to make Initial Term Loans or a Delayed Draw Term Loan Commitment to make Delayed Draw Term Loans. The Initial Term Loans and the Delayed Draw Term Loans, when funded, will form one Class.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means any and all “Collateral,” “Pledged Collateral” or similar term as defined in any applicable Security Document and all other property of any Loan Party that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Document; provided that, notwithstanding anything herein or in any Security Document or other Loan Document, the “Collateral” shall exclude any Excluded Property.
“Collateral Agent” means Apollo Administrative Agency LLC or any successor thereto in its capacity as collateral agent for the Secured Parties.
“Collateral and Guarantee Requirement” means, at any time, that the following requirements shall be satisfied (to the extent such requirements are stated to be applicable at the time):
(i)on the Effective Date, the Collateral Agent shall have received (A) from the Borrower and each Guarantor, a counterpart of the Security Agreement,

(B) from the Borrower and each Guarantor, a counterpart of the Perfection Certificate and (C) from each Guarantor, a counterpart of the Guarantee Agreement, in each case, duly executed and delivered on behalf of such Person;
(ii)on the Effective Date, (A)(x) all outstanding Equity Interests directly owned by the Loan Parties, other than Excluded Property, and (y) all Indebtedness owing to any Loan Party, other than Excluded Property, shall have been pledged or assigned for security purposes to the extent required under the Security Documents and (B) the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;
(iii)in the case of any Person that becomes a Guarantor after the Effective Date, subject to Section 5.11, the Collateral Agent shall have received (A) a supplement to the Guarantee Agreement and (B) supplements to the Security Agreement and any other Security Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Collateral Agent, in each case, duly executed and delivered on behalf of such Guarantor;
(iv)after the Effective Date, subject to Section 5.11, all outstanding Equity Interests of any Person (other than Excluded Property) that are directly held or acquired by a Loan Party after the Effective Date and all Indebtedness owing to any Loan Party (other than Excluded Property) that are directly acquired by a Loan Party after the Effective Date shall have been pledged pursuant to the Security Documents and the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, notes powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;
(v)except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording substantially concurrently with, or promptly following, the execution and delivery of each such Security Document;
(vi)on the Effective Date, evidence of the insurance (if any) required by the terms of Section 5.07 hereof shall have been received by the Collateral Agent;
(vii)after the Effective Date, the Collateral Agent shall have received
(i) such other Security Documents as may be required to be delivered pursuant to Section 5.11 or the Security Documents, and (ii) upon reasonable request by the
Collateral Agent, evidence of compliance with any other requirements of Section

5.11; provided, that notwithstanding anything herein to the contrary, no actions required by the laws of any non-U.S. jurisdiction to create or perfect any security interest in assets located or titled outside the U.S., including any Intellectual Property registered in any non-U.S. jurisdiction, shall be required or requested to be delivered, filed, registered or recorded (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); and
(viii)(x) subject to the terms of the Pari Passu Intercreditor Agreement, all deposit accounts, securities accounts and investment accounts listed in the Perfection Certificate (in each case, other than any Excluded Account) shall be subject to customary account control agreements in form and substance satisfactory to the Administrative Agent sufficient to give the Collateral Agent (or the Applicable Collateral Agent) “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such accounts within the time period prescribed therefor on Schedule 5.13 and (y) prior to any Loan Party opening any other deposit account, securities account or investment account (in each case, other than any Excluded Account), such Loan Party shall (i) given prior written notice to the Administrative Agent and (ii) within 30 days of the opening of any such account, shall cause such account to be subject to a customary account control agreement in form and substance satisfactory to the Administrative Agent sufficient to give the Collateral Agent (or the Applicable Collateral Agent) “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account.
Notwithstanding anything to the contrary in this Agreement, the Security Documents or any other Loan Document, (i) the Collateral Agent may grant extensions of time or waiver of requirement for the creation or perfection of security interests in or the obtaining of insurance with respect to particular assets (including extensions beyond the Effective Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (ii) [reserved], (iii) there shall be no landlord, mortgagee or bailee estoppel, waiver or other collateral access or similar letter or agreement required and (iv) no actions required by the laws of any non-U.S. jurisdiction shall be required to be taken to create or perfect any security interests in assets located or titled outside of the United States (including any Equity Interests of any Foreign Subsidiary and any non U.S. Intellectual Property) or to perfect or make enforceable any security interests in such assets.
“Commitment” means a Term Loan Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Common Stock” means the common stock of the Borrower, par value $0.01 per share as of the Effective Date.
“Communications” has the meaning assigned to such term in Section 9.01(d)(ii).
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit J.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “Alternate Base Rate”, “Business Day”, “Interest Period”, “U.S. Government Securities Business Day”, or any similar or analogous definition (or the addition of a concept of “interest period”), the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion in consultation with the Borrower may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion in consultation with the Borrower that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable discretion in consultation with the Borrower that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and the Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Current Assets” means, as at any date of determination, the consolidated current assets of the Borrower and its Restricted Subsidiaries that may properly be classified as current assets in conformity with GAAP, excluding cash and cash equivalents.
“Consolidated Current Liabilities” means, as at any date of determination, the consolidated current liabilities of the Borrower and its Restricted Subsidiaries that may property be classified as current liabilities in conformity with GAAP, excluding, without duplication, the current portion of any Long-Term Indebtedness.
“Consolidated Depreciation and Amortization Expense” means, with respect to the Borrower and its Restricted Subsidiaries for any Test Period, the total amount of depreciation and amortization expense, including the amortization of goodwill and other intangibles, for such Test Period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated EBITDA” means, for any Test Period, (a) solely for purposes of the definition of “ECF Percentage”, “Consolidated EBITDA” (as defined in the Existing
Credit Agreement) and (b) for all other purposes, the lesser of (x) “Consolidated EBITDA” (as defined in the Existing Credit Agreement) and (y) the “Adjusted EBITDA” for Borrower and its Restricted Subsidiaries on a consolidated basis as reported in the Borrower’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, filed with the SEC, in each case, for such Test Period.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries during such period, calculated on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) gains or losses attributable to property sales not in the ordinary course of business (as determined in good faith by the Borrower), (b) the cumulative effect of a change in accounting principles and any gains or losses attributable to write-ups or write-downs of assets, (c) the net income (or loss) of any Person that is not the Borrower or a Restricted Subsidiary or that is accounted for by the equity method of accounting, provided that the income of such Person will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the Borrower or a Restricted Subsidiary.
“Consolidated Working Capital” means, as of the date of determination, Consolidated Current Assets minus Consolidated Current Liabilities.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a meaning correlative thereto.
“Covered Party” has the meaning assigned to such term in Section 9.20.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business

Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Default Rights” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Delayed Draw Availability Period” means the period after the Effective Date to the first anniversary of the Effective Date.
“Delayed Draw Funding Date” means the date on which (a) the Delayed Draw Term Lenders have funded the Delayed Draw Term Loans in accordance with Section 2.01(b) and (b) such funds have been made available to the Borrower in accordance with Section 2.04.
“Delayed Draw Term Borrowing” means any Borrowing comprised of Delayed Draw Term Loans.
“Delayed Draw Term Facility” means the Delayed Draw Term Loan Commitments and the Delayed Draw Term Loans made hereunder.
“Delayed Draw Term Lender” means a Lender with a Delayed Draw Term Loan Commitment or an outstanding Delayed Draw Term Loan.
“Delayed Draw Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make Delayed Draw Term Loans hereunder. The amount of each Term Loan Lender’s Delayed Draw Term Loan Commitment as of the Effective Date is set forth on Schedule 1.01A. The aggregate amount of the Delayed Draw Term Loan Commitments as of the Effective Date is $50,000,000.
“Delayed Draw Term Loans” means the term loans made by the Term Loan Lenders to the Borrower during the Delayed Draw Availability Period pursuant to Section 2.01(b).

“Delayed Draw Termination Date” the date that is the earliest of (i) the final day of the Delayed Draw Availability Period, (ii) the date on which the Delayed Draw Term Loan Commitments have been fully drawn and (iii) the date on which the unfunded Delayed Draw Term Commitments have been reduced to zero (whether in connection with the making of all Delayed Draw Term Loans or the reduction of the Delayed Draw Term Loan Commitments pursuant to Section 2.06(c)).
“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with a Disposition and that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or Permitted Investments received in connection with a subsequent disposition of such Designated Non-Cash Consideration.
“Disclosure Letter” means the disclosure letter and schedules attached thereto, dated as of the Effective Date, as amended or supplemented from time to time pursuant to the terms of this Agreement, delivered by Borrower to the Administrative Agent for the benefit of the Lenders.
“Disposition” or “Dispose” means, with respect to any Person, the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property of such Person. For the avoidance of doubt, none of (x) the sale of any warrants by the Borrower pursuant to a Permitted Call Spread Hedging Agreement, (y) the purchase of any options pursuant to a Permitted Call Spread Hedging Agreement nor (z) the performance by the Borrower of its obligations under any Existing Convertible Notes or Permitted Call Spread Hedging Agreement (including any payments of cash or the Borrower’s issuance of any Equity Interests in connection with its obligations thereunder), shall constitute a “Disposition”.
“Disqualified Institution” means (a) those certain banks, financial institutions, institutional lenders and other investors specified to the Administrative Agent by the Borrower in writing prior to the Effective Date, (b) those persons for which a substantial portion of their business is the online loan or consumer credit products marketplace business, insurance quote product business, insurance policy sales or operation of an insurance agency or similar insurance services business or performance marketing for financial services and who are competitors of the Borrower or any of its Subsidiaries that are separately identified to the Administrative Agent by the Borrower in writing prior to the Effective Date or (c) any Affiliate of any Person described in clauses (a) and (b) to the extent such Affiliate is clearly identifiable solely on the basis of the similarity of such Affiliate’s name to any Person described in clause (a) or (b) (but excluding any Affiliate of such Person that is a bona fide debt fund or investment vehicle that is primarily engaged, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course and with respect to which such Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity), in each case, solely to the extent the list of Disqualified Institutions is made available to all Lenders (either by the Borrower or by the Administrative Agent with the Borrower’s express authorization) on the Platform) it being understood that to the extent the Borrower provides such list (or any supplement thereto) to the Administrative Agent, the Administrative Agent is authorized to and shall post such list (and any such supplement thereto) on the Platform; provided that (x) no supplement to the list of Disqualified Institutions shall apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and (y) supplements other than with respect to the list of Disqualified Institutions pursuant to clause (b) above (including Affiliates thereof, as specified in clause (c) above), shall require the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.
“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) mature (excluding any maturity as the result of an optional redemption by the issuer thereof) or are mandatorily redeemable (other than solely for Qualified Equity Interests of the Borrower and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part, (c) provide for scheduled, mandatory payments of dividends in cash, or (d) are or become convertible into or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of the foregoing clauses (a), (b), (c) and (d), (A) prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof and (B) except as a result of a change of control or asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Borrower or any of its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employees’ termination, death or disability and (ii) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Qualified Equity Interests shall not be deemed to be Disqualified Stock, and
(iii) Permitted Call Spread Hedging Agreements shall not be deemed to be Disqualified Stock.
“dollars” or “$” refers to lawful money of the United States of America. “Domestic Subsidiaries” means all Subsidiaries that are organized under the laws of the United States, any state thereof or the District of Columbia.
“Dutch Auction” means an auction conducted by the Borrower or any Subsidiary in order to purchase Term Loans as contemplated by Section 9.04(f), as applicable, in accordance with the Auction Procedures.
“ECF Percentage” means, as of the date of determination, (a) if the First Lien Net Leverage Ratio (as defined in the Existing Credit Agreement) as of the last day of the applicable fiscal year of the Borrower is greater than 2.00:1.00, 50%, (b) if the First Lien Net Leverage Ratio (as defined in the Existing Credit Agreement) as of the last day of the applicable fiscal year of the Borrower is less than or equal to 2.00:1.00 but greater than 1.50:1.00, 25% and (c) otherwise, 0% (and, for the avoidance of doubt, if 0%, the Borrower shall not be required to deliver a calculation of Excess Cash Flow).
“ECF Prepayment Amount” has the meaning assigned to such term in Section 2.08(c).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which is March 27, 2024.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a natural person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, or injunctions issued or promulgated by any Governmental Authority, governing pollution, protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or human health or safety matters (to the extent relating to Hazardous Materials).
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation or remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which, and to the extent, liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that none of (x) the Existing Convertible Notes nor (y) the Permitted Call Spread Hedging Agreements, in each case, shall constitute Equity Interests of Borrower or any of its Subsidiaries prior to settlement, conversion, exchange or exercise thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated), other than the Borrower, that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of any unpaid “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA), whether or not waived, or with respect to a Multiemployer Plan, any failure to make a required contribution; (c) a determination that any Plan is, or is expected to be, in “at-risk” status; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or is in “endangered” or “critical” or “critical and declining” status, within the meaning of Section 432 of the Code or Section 305 of ERISA.
“Erroneous Payment” has the meaning assigned to such term in Section 9.21(a). “Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 9.21(d).
“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 9.21(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 9.21(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 9.21(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 7.01. “Excess Cash Flow” means, for any fiscal year of the Borrower, the excess of:
(a)the sum, without duplication, of:
(i)Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period;
(ii)an amount equal to the amount of all non-cash charges (including depreciation and amortization and non-cash compensation expense arising from equity awards) to the extent deducted in arriving at the Consolidated Net Income of the Borrower and its Restricted Subsidiaries;
(iii)decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting);
(iv)cash receipts in respect of Swap Agreements during such period to the extent not otherwise included in Consolidated Net Income of the Borrower and its Restricted Subsidiaries; and
(v)the amount of tax expense deducted in determining Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period to the extent it exceeds the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period; minus
(b)the sum, without duplication, of:
(i)an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income of the Borrower and its Restricted Subsidiaries and non-cash gains to the extent included in arriving at such Consolidated Net Income of the Borrower and its Restricted Subsidiaries;
(ii)without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Capital Expenditures made in cash during such period, except to the extent that such Capital Expenditures were financed with the proceeds of an incurrence or issuance of Indebtedness (other than extensions of credit under any revolving credit facility or similar facility or other short term Indebtedness);
(iii)the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including (A) the principal component of Capital Lease Obligations, (B) prepayments of Loans pursuant to Section 2.08(b) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase and (C) the amount of scheduled amortization payments in respect of the Term Loans, but excluding (X) all other prepayments of Term Loans and (Y) all prepayments in respect of any revolving credit facility available to the Borrower or any of its Restricted Subsidiaries except, in the case of this clause (Y), to the extent there is an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of an incurrence of Indebtedness (other than extensions of credit under any revolving credit facility or similar facility or other short term Indebtedness);
(iv)the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period;
(v)increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting);
(vi)cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness;
(vii)without duplication of amounts deducted pursuant to clause (x) below in prior periods, the amount of Investments made in cash during such period to the extent permitted under Section 6.04 (other than Investments (x) in cash or Permitted Investments or (y) in the Borrower or any Restricted Subsidiary), except to the extent that such Investments and acquisitions were financed with the proceeds of an incurrence of Indebtedness (other than extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness);
(viii)cash expenditures in respect of Swap Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income;
(ix)the aggregate amount of any premium, make-whole or penalty payments paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness except to the extent that such amounts were financed with the proceeds of an incurrence of Indebtedness (other than extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness);
(x)without duplication of amounts deducted from Excess Cash Flow in prior periods, at the option of the Borrower, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments (including acquisitions) permitted by Section
6.04 or Capital Expenditures to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrower following the end of such period except to the extent intended to be financed with the proceeds of an incurrence of other Indebtedness (other than extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness); provided that to the extent the aggregate amount utilized to finance such Investments (including acquisitions) permitted by Section 6.04 and Capital Expenditures during such period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of such shortfall, shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive Fiscal Quarters;
(xi)the aggregate amount of all cash Restricted Payments of the Borrower and its Restricted Subsidiaries made during such period; and
(xii)cash payments during such period in respect of non-cash items expensed in a prior period but not reducing Excess Cash Flow as calculated for such prior period.
“Excluded Account” has the meaning assigned to such term in the definition of “Excluded Property”.
“Excluded Property” means (i) any leasehold interest in real property and any fee owned real property, (ii) motor vehicles, aircraft and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement, (iii) letter of credit rights, except to the extent constituting a support obligation for other Collateral as to which the perfection of security interests in such other Collateral and the support obligation is accomplished by filing of a UCC financing statement, and commercial tort claims in an amount reasonably estimated by the Borrower to be less than $5,000,000, (iv) pledges and security interests prohibited by applicable law, rule or regulation including the requirement to obtain consent of any governmental authority after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (v) Equity Interests in any Person other than Wholly Owned Subsidiaries, to the extent not permitted by the terms of such Person’s organizational or joint venture documents or requiring third-party consent (other than the consent of the Borrower or any of its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (vi) (1) any property subject to a purchase money security agreement, capital lease or similar arrangement to the extent, and so long as, the granting of a security interest therein is prohibited thereby or otherwise requires consent (other than the consent of the Borrower or any of its Subsidiaries), unless such consent is obtained and/or (2) any lease, license, instrument, permit or agreement or any property subject to such agreement to the extent, and so long as, the pledge thereof as Collateral would result in loss of material rights thereunder, violate the terms thereof or result in a breach by any Loan Party of any agreement related thereto, in each case under this clause (vi), in existence on the Effective Date or upon acquisition thereof (or of the relevant Subsidiary party thereto) (so long as not entered into in contemplation of this clause) and which prohibition is not prohibited under this Agreement or any other Loan Document, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial

Code or other applicable law notwithstanding such prohibition, (vii) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security afforded thereby, (viii) (a) voting Equity Interests in excess of 65% of the voting Equity Interests of any first tier CFC or CFC Holdco or (b) any of the assets of a CFC or CFC Holdco (including any of the Equity Interests of a Subsidiary of a CFC or CFC Holdco), (ix) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted by the terms thereof after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, (x) any U.S. trademark application filed on the basis of an intent-to-use such trademark prior to the filing with and acceptance by the United States Patent and Trademark Office of a “Statement of Use” or “Amendment to Allege Use” with respect thereto pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §1051, et seq.), to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law after giving effect to the applicable anti- assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (xi) (a) payroll and other employee wage and benefit accounts, (b) sales or other tax accounts, (c) escrow accounts for the benefit of unaffiliated third parties, (d) fiduciary or trust accounts for the benefit of unaffiliated third parties, (e) any account that is used solely for deposits to secure performance bonds and similar obligations to the extent expressly permitted under this Agreement and (f) any other accounts of the Loan Parties which do not at any time have cash, investment property, or other amounts, including Permitted Investments, on deposit therein in excess of $2,000,000, individually, or
$7,500,000 in the aggregate for all such accounts, and, in each case, the funds or other property held in or maintained in any such account, in each case, other than to the extent perfection may be accomplished by filing of a UCC financing statement and other than proceeds of Collateral (any such account, an “Excluded Account”), (xii) any acquired property (including property acquired through acquisition or merger of another entity), if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by contract or other agreement binding on such acquired property (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (xiii) Equity Interests issued by, or assets of, Immaterial Subsidiaries, not for profit subsidiaries, Special Purpose Entities and Captive Insurance Subsidiaries, (xiv) Margin Stock, (xv) assets to the extent the granting of a security interest in such assets would result in material adverse tax or regulatory consequences to the Borrower or its Subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent) and (xvi) any foreign assets or assets of the Loan Parties to the extent requiring action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any intellectual property in any non-U.S. jurisdiction.

Notwithstanding anything to the contrary in any Loan Document, the Loan Parties shall not be required to enter into an assignment, collateral assignment agreement or other similar agreement with respect to their rights under or with respect to the definitive documentation for any Investment permitted under Section 6.04, any representation and warranty insurance policy or any business interruption insurance policy.
“Excluded Subsidiary” means any of the following:
(a)each Immaterial Subsidiary,
(b)each Domestic Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary) (provided that, no Guarantor shall be released from its obligations under the Loan Documents solely because it is no longer a Wholly Owned Subsidiary unless it ceases to be a Wholly Owned Subsidiary as a result of a bona fide transaction permitted under this Agreement and not undertaken for the primary purpose of obtaining the release of such Guarantor from its obligations under the Loan Documents (including its guarantee of, and granting of Liens to secure, the Secured Obligations)),
(c)each Domestic Subsidiary that is prohibited but only for so long as such Domestic Subsidiary is prohibited from guaranteeing or granting Lien to secure the Secured Obligations by any applicable law, rule or regulation or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received),
(d)each Domestic Subsidiary that is prohibited but only for so long as such Domestic Subsidiary by any applicable contractual requirement from guaranteeing or granting Liens to secure the Secured Obligations existing on the Effective Date or existing at the time such Subsidiary becomes a Subsidiary, so long as such prohibition did not arise as part of such acquisition (and for so long as such restriction or any replacement or renewal thereof is in effect),
(e)any Foreign Subsidiary,
(f)any Domestic Subsidiary (i) that is a CFC Holdco or (ii) that is a direct or indirect Subsidiary of a CFC Holdco or of a Foreign Subsidiary that is a CFC,
(g)any other Domestic Subsidiary with respect to which (x) the Administrative Agent and the Borrower reasonably agree that the cost of providing a Guarantee of or granting or perfecting Liens to secure the Secured Obligations would be excessive in relation to the benefit to be afforded thereby or (y) providing a Guarantee of or granting or perfecting Liens to secure the Secured Obligations would result in material adverse tax consequences (as reasonably determined by the Borrower),
(h)[reserved],
(i)any not-for-profit Subsidiary,
(j)any Special Purpose Entity, and
(k)any Captive Insurance Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office located in or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment, pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment, or, in the case of an applicable interest in a Loan not funded pursuant to a prior Commitment, such Lender acquires such interest in such Loan; provided that this clause (b)(i) shall not apply to an assignee pursuant to a request by the Borrower under Section 2.16(b) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired such applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any Taxes imposed under FATCA.
“Existing Agent” has the meaning assigned to such term in the definition of “Existing Credit Agreement”.
“Existing Cash Management Obligations” means obligations of the Borrower and its Restricted Subsidiaries in respect of any Secured Cash Management Agreement as defined in the Existing Credit Agreement as in effect on the date hereof.
“Existing Convertible Notes” means the 2025 Convertible Notes.
“Existing Credit Agreement” means that certain Credit Agreement, dated as of September 15, 2021, among the Borrower, the Lenders and Issuing Banks party thereto and Truist Bank, as Administrative Agent and Collateral Agent (in such capacities, the “Existing Agent”).
“Existing Credit Agreement Limitations” means, with respect to Indebtedness arising under the Existing Credit Agreement, that:
(a)the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed the sum of (i) $491,590,000, plus (ii) 110% of the sum of all Incremental Commitments (as defined in the Existing Credit Agreement as in effect on the date hereof) made pursuant to Section 2.17 of the Credit Agreement (as in effect on the date hereof), plus (iii) interest, fees and other charges paid to the Credit Agreement Secured Parties solely “in kind” in the form of increases of the principal amount of the obligations under the Credit Agreement (in lieu of, and not in duplication of, cash payments of such amounts and subject to the limitations in clause (b) below), plus (iv) Existing Cash Management Obligations, plus (v) Existing Hedging Obligations; and
(b)the interest rates thereon shall be those as in effect on the date hereof, as the same may be increased in an amount not to exceed 3.00% per annum above the interest rates in effect on the date hereof (other than increases thereof resulting from (i) fluctuations in underlying rate indices, (ii) application of any pricing grid in effect on the date hereof or (iii) imposition of a default rate of 2% per annum).

“Existing Hedging Obligations” means obligations of the Borrower and its Restricted Subsidiaries in respect of any Secured Hedging Agreement as defined in the Existing Credit Agreement as in effect on the date hereof.
“Existing Term Loans” means the Initial Term B Loans as defined in the Existing Credit Agreement as in effect on the date hereof.
“Facility” means the respective facility and commitments utilized in making Loans hereunder, it being understood that, as of the Effective Date there are two Facilities (i.e., the Initial Term Facility and the Delayed Draw Term Facility) and thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to the foregoing (or any amended or successor version described above), and any intergovernmental agreements entered into in connection with the foregoing and any law, regulations, or official rules adopted pursuant to any such intergovernmental agreement.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” means the fee letter, dated as of the Effective Date, by and among the Borrower, the Lead Arranger and the Administrative Agent.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“First Lien Leverage Ratio” means, as of any date of determination, the ratio of
(a)the greater of (i) the aggregate outstanding principal amount of Indebtedness under clauses (a), (b), (g) or (j) of the definition thereof (including any unused Delayed Draw Term Loan Commitments in respect thereof as if they were fully drawn but only to the extent the Delayed Draw Term Loan Commitments remain outstanding) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, that is secured by Liens on property or assets of the Borrower or any of its Restricted Subsidiaries (after giving effect to any incurrence or repayment of any such Indebtedness on such date) on a pari passu basis with the Facilities and (ii) $0 to (b) Consolidated EBITDA for the Test Period ending on, or most recently ended as of, such date.
“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the greater of (i) the aggregate outstanding principal amount of Indebtedness under clauses (a), (b), (g) or (j) of the definition thereof (including any unused Delayed Draw Term Loan Commitments in respect thereof as if they were fully drawn but only to the extent the Delayed Draw Term Loan Commitments remain outstanding) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, that is secured by Liens on property or assets of the Borrower or any of its Restricted Subsidiaries (after giving effect to any incurrence or repayment of any such Indebtedness on such date) on a pari passu basis with the Facilities minus Unrestricted Cash in an aggregate amount not to exceed $40,000,000 and (ii) $0 to (b) Consolidated EBITDA for the Test Period ending on, or most recently ended as of, such date.
“Fiscal Quarter” means the fiscal quarter of the Borrower, ending on the last day of each March, June, September and December of each year.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary. “GAAP” means generally accepted accounting principles in the United States of
America, applied on a consistent basis, subject to the provisions of Section 1.03.
“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future Governmental Authority.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local, provincial or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra- national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or
(d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantee Agreement” means a guarantee agreement substantially in the form of Exhibit D, made by the Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties.
“Guarantors” means each Restricted Subsidiary that becomes party to a Guarantee Agreement as a Guarantor, and the permitted successors and assigns of each such Person (except to the extent such Restricted Subsidiary or successor or assign thereof is relieved from its obligations under the Guarantee Agreement pursuant to the provisions of this Agreement).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Immaterial Subsidiaries” means all Subsidiaries other than the Material Subsidiaries.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts and trade payables payable incurred in the ordinary course of business and (ii) any bona-fide earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Disqualified Stock in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Stock or Indebtedness into which such Disqualified Stock convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue or (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Borrower and the Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Initial Term Borrowing” means any Borrowing comprised of Initial Term Loans. “Initial Term Facility” means the Initial Term Loan Commitments and the Initial
Term Loans made hereunder.
“Initial Term Lender” means a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.
“Initial Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make Initial Term Loans hereunder. The amount of each Term Loan Lender’s Initial Term Loan Commitment as of the Effective Date is set forth on Schedule 1.01A. The aggregate amount of the Initial Term Loan Commitments as of the Effective Date is $125,000,000.
“Initial Term Loans” means the term loans made by the Term Loan Lenders to the Borrower on the Effective Date pursuant to Section 2.01(a).
“Intellectual Property” means the following: (a) copyrights, mask works (including integrated circuit designs) and rights in works of authorship, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof,
(c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom, and all inventions, discoveries and designs claimed or described therein, (d) trade secrets, and other confidential information, including ideas, designs, concepts, compilations of information, databases and rights in data, methods, techniques, procedures, processes and other know- how, whether or not patentable and (e) all other intellectual property or industrial property.
“Intercompany Indebtedness” means any Indebtedness of the Borrower or any Restricted Subsidiary owed to and held by the Borrower or any Restricted Subsidiary; provided that the occurrence of any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to constitute a new incurrence of Indebtedness other than Intercompany Indebtedness by the issuer thereof.
“Intercreditor Agreement” means the Pari Passu Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.
“Interest Payment Date” means (a) with respect to any ABR Loan, (i) the last day of each March, June, September and December and (ii) the applicable Maturity Date and

(b)with respect to any SOFR Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (ii) the applicable Maturity Date.
“Interest Period” means with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or, to the extent agreed to by all Lenders with Commitments or Loans under the applicable Class, twelve months), as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a SOFR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a SOFR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment” has the meaning assigned to such term in Section 6.04. “IRS” means the United States Internal Revenue Service.
“Joint Venture” means a corporation, partnership or other Person (other than a Restricted Subsidiary) jointly owned by the Borrower or a Restricted Subsidiary and one or more Persons that are not Affiliates of the Borrower.
“Junior Debt” has the meaning assigned to such term in Section 6.06(b).
“Junior Debt Prepayment” has the meaning assigned to such term in Section 6.06(b).
“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, in each case then in effect on such date of determination.
“Lead Arranger” means the Sole Lead Arranger and Sole Bookrunner listed on the cover page.
“Lenders” means the Persons listed on Schedule 1.01A and any other Person (excluding Disqualified Institutions) that shall have become a Lender hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge in the nature of a security interest or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and
(c)in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that “Lien” shall not include any non-exclusive licenses or covenants not to assert under Intellectual Property that do not (i) interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole or (ii) secure any Indebtedness.
“Liquidity” means, on any date of determination, the amount of balance sheet cash of the Loan Parties that (I) does not constitute the proceeds of Revolving Loans (as defined in the Existing Credit Agreement as in effect on the Effective Date) and (II) is not (i) subject to a Lien other than a Lien favor of the Secured Parties or a Lien permitted pursuant to Section 6.02(c)(ii), (ii) “restricted” for purposes of GAAP or (iii) subject to any restriction from being applied to repay any Obligations.
“Liquidity Cure Amount” has the meaning assigned to such term in Section 7.02(a).
“Liquidity Cure Expiration Date” has the meaning assigned to such term in Section 7.02(a).
“Liquidity Cure Right” has the meaning assigned to such term in Section 7.02(a).
“Loan Documents” means this Agreement, the Guarantee Agreement, the Security Documents, the Fee Letter, the Pari Passu Intercreditor Agreement, any other Intercreditor Agreement to the extent then in effect, the Notes and any other document designated in writing by the Administrative Agent with Borrower’s consent (such consent not to be unreasonably withheld) as a Loan Document.
“Loan Parties” means the Borrower and each Guarantor.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.
“Margin Stock” has the meaning assigned to such term in Regulation U. “Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole or (b) the validity or enforceability of the Loan Documents, taken as a whole, or the rights or remedies of the Administrative Agent or the Lenders thereunder, taken as a whole.
“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding
$10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means a Restricted Subsidiary that when combined with all other Immaterial Subsidiaries either (a) generates in the aggregate 10% or more of the Consolidated EBITDA of the Borrower or (b) holds in the aggregate assets that constitute 10% or more of all consolidated assets of the Borrower and its Restricted Subsidiaries as of the last day of the most recent Fiscal Quarter for which financial statements of the Borrower are available; provided that, if the Consolidated EBITDA or consolidated assets of all Restricted Subsidiaries that would otherwise be excluded from being a “Material Subsidiary” pursuant to clauses (a) and (b) above exceeds the applicable thresholds set forth in clause (a) or (b) above, then the Borrower shall designate in writing to the
Administrative Agent one or more of such Restricted Subsidiaries to be “Material Subsidiaries” to the extent necessary so that the Consolidated EBITDA and consolidated assets of all Restricted Subsidiaries that are not Material Subsidiaries do not exceed the applicable thresholds set forth in clause (a) or (b) above.
“Maturity/WAL Requirements” has the meaning assigned to such term in Section
6.01(i).

“Maturity Date” means the seventh anniversary of the Effective Date. “Maximum Rate” has the meaning assigned to such term in Section 9.14. “Moody’s” means Moody’s Investors Service, Inc.
“Minimum EBITDA Covenant Event of Default” means an Event of Default under Section 7.01(d)(ii) arising due to a breach of Section 6.11(b).
“Minimum EBITDA Covenant Cure Amount” means, with respect to any Fiscal Quarter, an aggregate amount equal to the result of (i) the difference of (x) the Minimum Consolidated EBITDA required pursuant to Section 6.11(b) for such Fiscal Quarter less
(y) Consolidated EBITDA for such Fiscal Quarter multiplied by (ii) two.
“Minimum EBITDA Covenant Cure Proceeds” has the meaning assigned to such term in Section 5.12(c).
“Minimum EBITDA Test Condition” means, as of any date of determination, that Consolidated EBITDA as of such date is less than $80,000,000 for the applicable Test Period.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Proceeds” means, with respect to any event, the cash proceeds received by the Borrower or any Restricted Subsidiary in respect of such event net of (a) all Taxes paid (or reasonably estimated to be payable) by the Borrower or any of its Restricted Subsidiaries to third parties in connection with such event and the amount of any reserves established by the Borrower and its Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event (provided that any determination by the Borrower that Taxes estimated to be payable are not payable and any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of the estimated Taxes not payable or such reduction, as applicable), (b) all brokerage commissions and fees, attorneys’ fees, accountants’ fees, investment banking fees, underwriting discounts and other fees and out- of-pocket expenses (including survey costs, title insurance premiums and related search and recording charges) paid by the Borrower or any of its Restricted Subsidiaries to third parties in connection with such event, (c) in the case of a Disposition of an asset, (w) any funded escrow established pursuant to the documents evidencing any Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Disposition, (x) the amount of all payments that are permitted hereunder and are made by the Borrower and its Restricted Subsidiaries (or to establish an escrow for the future repayment thereof) as a result of such event to repay Indebtedness (other than the Term Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of the Borrower and the Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrower or its Restricted Subsidiaries.
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Notes” means any promissory notes issued pursuant to Section 2.07(e). “Obligations” means (a) the due and punctual payment by the Borrower or the applicable Loan Parties of (i) the principal of and premium (including the Prepayment Premium), if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the Administrative Agent, the Collateral Agent and/or the Lenders under this Agreement and the other Loan Documents and (b) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of the Loan Parties, monetary or otherwise, under or pursuant to this Agreement and the other Loan Documents.
“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.
“Order” means an order, writ, judgment, award, injunction, decree, ruling or decision of any Governmental Authority or arbitrator.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Original Principal Amount” means, as of any date of determination, the sum of the initial aggregate principal amount of the (x) Initial Term Loans borrowed on the Effective Date and (y) Delayed Draw Term Loans borrowed on or before such date.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(b)).
“Pari Passu Intercreditor Agreement” means that certain Pari Passu Intercreditor Agreement, substantially in the form of Exhibit H, dated as of the Effective Date, by and among the Administrative Agent, the Existing Agent, the other parties thereto from time to time, and the Loan Parties.
“Participant” has the meaning set forth in Section 9.04(c). “Participant Register” has the meaning set forth in Section 9.04(c).
“Payment Recipient” has the meaning assigned to such term in Section 9.21(a).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Perfection Certificate” means the Perfection Certificate with respect to the Loan Parties in the form attached hereto as Exhibit E, or such other form as is reasonably satisfactory to the Administrative Agent.
“Permitted Call Spread Hedging Agreement” means (a) any agreement pursuant to which the Borrower acquires a call or a capped call option requiring the counterparty thereto to deliver to the Borrower shares of common stock in the Borrower, the cash value of such shares or a combination thereof, or cash or shares representing the termination value of such option or a combination thereof, from time to time upon settlement, exercise or early termination of such option and/or (b) any agreement pursuant to which, among other things, the Borrower issues to the counterparty thereto warrants to acquire common stock of the Borrower, cash in lieu of delivering shares of common stock or a combination thereof, or cash or shares representing the termination value of such option or a combination thereof, from time to time upon settlement, exercise or early termination thereof, in each case, under clauses (a) and (b), entered into by the Borrower in connection with the Existing Convertible Notes (including, without limitation, the exercise of any over- allotment or initial purchasers’ or underwriters’ option); provided that (i) the terms, conditions and covenants of each such agreement shall be such as are typical and customary for agreements of such type (as determined by the Borrower in good faith) and (ii) in the case of clause (b) above, such agreement would be customarily structured to be classified as an equity instrument under GAAP.
“Permitted Encumbrances” means:
(a)Liens imposed by law for Taxes that are not yet overdue for a period of more than thirty (30) days or which are being contested in compliance with Section 5.05;
(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;
(c)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, health, disability, unemployment insurance and other social security laws or regulations;
(d)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, reimbursement obligations in respect of letters of credit, and other obligations of a like nature, in each case in the ordinary course of business;
(e)judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;
(f)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower and its Restricted Subsidiaries, taken as a whole;
(g)any obligations or duties affecting any of the property of the Borrower or the Restricted Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;
(h)Liens arising from precautionary UCC financing statements regarding operating leases; and

(i)Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Foreign Investments” means Euros and Sterling in an aggregate amount outstanding at any time not to exceed the United States dollar equivalent of
$5,000,000.
“Permitted Investments” means:
(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)investments in commercial paper maturing within 24 months with an aggregate portfolio weighted-average maturity of 12 months or less from the date of acquisition thereof and having, at such date of acquisition, short-term credit ratings of at least A-1 and P-1 by S&P and Moody’s, respectively, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition;
(c)investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)money market funds that (i) comply with the criteria set forth in SEC Rule 2a- 7 under the Investment Company Act of 1940, and (ii) are rated AAA by S&P and Aaa by Moody’s or invest solely in the assets described in clauses (a) through (d) above
(f)municipal (tax-exempt) investments with a maximum maturity of 24 months with an aggregate portfolio weighted-average maturity of 12 months or less (for securities where the interest rate is adjusted periodically (e.g. floating rate securities), the interest rate reset date will be used to determine the maturity date);
(g)variable rate notes issued by, or guaranteed by, any state agency, municipality or domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within 24 months with an aggregate portfolio weighted-average maturity of 12 months or less from the date of acquisition (the interest rate reset date will be used to determine the maturity date); and

(h)investments made pursuant to and in accordance with the Borrower’s investment policy as approved directly or indirectly by the Borrower’s Board of Directors (or a duly authorized portion thereof), as in effect on the Effective Date and as may be amended, supplemented or otherwise modified from time to time with such approval.
“Permitted Junior Debt” has the meaning assigned to such term in Section 6.01(i). “Permitted Junior Intercreditor Agreement” means, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Secured Obligations, one or more intercreditor agreements, in each case, in form and substance reasonable satisfactory to the Borrower and the Administrative Agent.
“Permitted Refinancing Indebtedness” means, with respect to any Person, any modification, refinancing, refunding, renewal, exchanges, replacements or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, exchanged, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees, premiums, penalties and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, exchanges, replacements or extension, (b) Indebtedness (other than purchase money Indebtedness and Capital Lease Obligations) resulting from such modification, refinancing, refunding, renewal, exchanges, replacements or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, exchanged, replaced or extended, (c) immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (d) if the Indebtedness being modified, refinanced, refunded, renewed, exchanged, replaced or extended is subordinated in right of payment to the Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal, exchange, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders, taken as a whole, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, exchanged, replaced or extended, (e) if the Indebtedness being modified, refinanced, refunded, renewed, exchanged, replaced or extended is secured, (i) the Indebtedness resulting from such modification refinancing, refunding, renewal, extension, replacement or extension shall only be secured on the same or more junior basis as the Indebtedness being modified, refinanced, refunded, renewed, exchanged, replaced or extended and shall be subject to the applicable Intercreditor Agreement and (ii) no Lien relating thereto shall be senior in priority to the Lien on the Collateral securing the Indebtedness being modified, (f) if the Indebtedness being modified, refinanced, refunded, renewed, exchanged, replaced or extended is unsecured, the Indebtedness resulting from such modification refinancing, refunding, renewal, extension, replacement or extension shall be unsecured and (g) such Permitted Refinancing Indebtedness is not recourse to any Restricted Subsidiary (other than a Loan Party) that is not an obligor of the Indebtedness being so modified, refinanced, refunded, renewed, exchanged, replaced or extended. For the avoidance of doubt, (x) it is understood that a Permitted Refinancing Indebtedness may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing Indebtedness; provided that such excess amount is otherwise permitted to be incurred under Section 6.01.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning assigned to such term in Section 9.16.
“Pledged Collateral” has the meaning assigned to such term in the Security Agreement.
“Prepayment Event” means:
(a)any Disposition of any asset of the Borrower or any Restricted Subsidiary, including any sale or issuance to a Person other than the Borrower or any Restricted Subsidiary of Equity Interests in any Subsidiary, other than (i) Dispositions described in clause (a), (c), (d), (e), (f), (g), (h), (i), (l) or (m) of Section 6.05, and (ii) other Dispositions resulting in Net Proceeds not exceeding $1,000,000 for any individual transaction or series of related transactions;
(b)any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Restricted Subsidiary resulting in Net Proceeds of $1,000,000 or more with respect to such event; or
(c)the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 6.01.
“Prepayment Premium” means as of the date of the occurrence of a Prepayment Premium Trigger Event a premium equal to the following percentages of the amount repaid, prepaid or paid if such repayment, prepayment or payment is made during the following periods:

Period	Premium
On or prior to the first anniversary of the Effective Date	1.00%
Thereafter	0.00%

“Prepayment Premium Trigger Event” means:
(a) (i) any voluntary principal payments in respect of the Term Loans, (ii) any principal payments in respect of a Term Lender being replaced pursuant to Section 2.16(b) or (iii) any mandatory principal prepayments in respect of the Term Loans pursuant to (A) clause (c) of the definition of Prepayment Event or (B) Section 2.08(d);
(b)the acceleration of the Obligations for any reason, including, but not limited to, acceleration in accordance with Article VII hereof (but excluding acceleration of the Obligations as a result of the commencement of a bankruptcy or insolvency proceeding);
(c)the acceleration of the Obligations for as a result of the commencement of a bankruptcy or insolvency proceeding; or
(d)the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any bankruptcy or insolvency proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any bankruptcy or insolvency proceeding to the Administrative Agent, for the account of the Term Lenders, or otherwise to the Term Lenders in full or partial satisfaction of the Obligations.
For purposes of the definition of the term “Prepayment Premium”, if a Prepayment Premium Trigger Event occurs under clause (b), (c) or (d) above, the entire outstanding principal amount of the Term Loans shall be deemed to have been prepaid on the date on which such Prepayment Premium Trigger Event occurs.
“Pricing Grid” means the table set forth below:

Level	First Lien Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin For SOFR Loans
Level I	Greater than 3.75:1.00	4.75%	5.75%
Level II	Equal to or less than 3.75:1.00	4.50%	5.50%
At any time that the Applicable Margin is to be determined in accordance with the Pricing Grid, each change in the Applicable Margin shall be effective on and after the date of delivery to the Administrative Agent of financial statements pursuant to Section 5.01(a) or Section 5.01(b) and a Compliance Certificate pursuant to Section 5.01(h) evidencing the related change in the First Lien Leverage Ratio. The Applicable Margin shall be determined as if Level I was applicable at any time if an Event of Default has occurred and is continuing. Within three (3) Business Days of receipt of the applicable information under Section 5.01(h) (at any time that the Applicable Margin is to be determined in accordance with the Pricing Grid), the Administrative Agent shall notify the Lenders of the Applicable Margin in effect from such date. In the event that any financial statement or certificate delivered pursuant to Section 5.01 is shown to be inaccurate at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin actually applied for such Applicable Margin Period, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct certificate required by Section 5.01(h) for such Applicable Margin Period and (ii) (A) the Applicable Margin shall be deemed to be such higher Applicable Margin and (B) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Margin Period. Nothing in this paragraph shall limit the right of the Administrative Agent, any Issuing Bank or any Lender under Section 2.07 or Article VII.

“Prime Rate” means the rate of interest per annum equal to the rate announced publicly by the Administrative Agent from time to time as its prime commercial lending rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors.
“Principal Office” means the Administrative Agent’s “Principal Office” as set forth on Schedule 1.01B, or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to the Borrower and each Lender.
“Pro Forma Basis” means, as to any Person, (a) for all Specified Transactions that occur subsequent to the commencement of an applicable measurement period except as set forth in Section 1.05(a), all calculations of the First Lien Net Leverage Ratio and Consolidated EBITDA will give pro forma effect to such Specified Transactions as if such Specified Transactions occurred on the first day of such measurement period and (b) for purposes of calculating the financial covenant set forth in Section 6.11, the First Lien Net Leverage Ratio or Consolidated EBITDA or any other financial ratio or test, such calculation shall be made in accordance with Section 1.05. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate. Whenever any calculation is made on a Pro Forma Basis hereunder, such calculation shall be made in good faith by a Financial Officer; provided that no such calculation shall include cost savings, operating expense reductions, restructuring charges or expense or cost-saving synergies unless such cost savings, operating expense reductions, restructuring charges and expense and cost-saving synergies are either (i) in compliance with Regulation S-X under the Securities Act of 1933, as amended, or (ii) solely for purposes of Section 2.08(c) and the definition of “ECF Percentage”, as permitted per the definition of Pro Forma Basis in the Existing Credit Agreement.
“Proceeding” has the meaning assigned to such term in Section 9.03(b). “Proposed Change” shall have the meaning assigned to such term in Section
9.02(d).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning assigned to such term in Section 9.16. “QFC Credit Support” has the meaning assigned to such term in Section 9.20.
“Qualified Equity Interests” means any Equity Interest other than Disqualified
Stock.
“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable. “Reference Time” with respect to any setting of the then-current Benchmark means the time determined by the Administrative Agent in its reasonable discretion. “Register” has the meaning set forth in Section 9.04(b)(iv).
“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act of 1933 or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Required Delayed Draw Term Loan Lenders” means, at any time, Delayed Draw Term Loan Lenders having unused Delayed Draw Term Loan Commitments that, taken together, represent more than 50% of the sum of all unused Delayed Draw Term Loan Commitments. The unused Delayed Draw Term Loan Commitments of any Defaulting Lender shall be disregarded in determining Required Delayed Draw Term Loan Lenders at any time.
“Required Lenders” means, at any time, Lenders having Total Credit Exposure and unfunded Commitments representing greater than 50% of the aggregate amount of the Total Credit Exposure and unused Commitments at such time. The Total Credit Exposure and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Required Term Loan Lenders” means, at any time, Lenders having Total Credit Exposure representing greater than 50% of the aggregate amount of the Total Credit Exposure at such time. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Requirement of Law” means, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, or other similar officer of the Borrower.
“Restricted Payment” means any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower and (b) any payment or distribution (whether in cash, securities or other property) of outstanding principal of the Existing Convertible Notes above the original principal amount of such Existing Convertible Notes (or, in each case, the portion thereof to which such payment or distribution is attributable) (other than in respect of any payment or distribution for which an equivalent amount is or is expected to be received in connection with a related exercise and settlement or termination of a Permitted Call Spread Hedging Agreement pursuant to clause (a) of the definition thereof); provided, that the payment of principal not in excess of the original principal amount (or portion) thereof plus any amount that is or is expected to be received in connection with a related exercise and settlement or termination of a Permitted Call Spread Hedging Agreement pursuant to clause (a) of the definition thereof; provided, that the payment of interest with respect to Existing Convertible Notes, shall in each case not constitute a Restricted Payment.
“Restricted Subsidiary” means any Subsidiary.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means, at any time, a country, region, or territory that is the subject of a comprehensive export, import, financial, investment or other trade-related embargo under any Sanctions, which as of the date of this Agreement consist of Cuba, Iran, North Korea, Syria and the Crimea, so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the non-government controlled areas of the Zaporizhzia and Kherson regions of Ukraine.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions- related list of designated Persons maintained by OFAC, the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union Member State, Canada or His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly owned or controlled (as such terms are defined by applicable Sanctions) by any such Person or Persons described in the foregoing clause (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury, or the United Nations Security Council, the European Union, any European Union Member State, the Government of Canada or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the United States of America.
“Secured Obligations” means, collectively, (a) the Obligations and (b) the Administrative Agent’s Erroneous Payment Subrogation Rights, including, in the case of clauses (a) and (b), all interest and other monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, each Lender, each sub-agent appointed pursuant to Article VIII hereof by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document and each other Person to which any of the Secured Obligations is owed.
“Security Agreement” means the Security Agreement substantially in the form of Exhibit C dated as of the Effective Date among the Borrower, each Guarantor and the Collateral Agent.
“Security Documents” means the Security Agreement and each other security document or pledge agreement delivered by any Loan Party pursuant to Section 5.11 to secure any of the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement or any security agreement to be filed with respect to the security interests in personal property created pursuant to the Security Agreement and any other document or instrument utilized to pledge as collateral for the Secured Obligations any property of whatever kind or nature.
“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Floor” means a rate of interest per annum equal to 150 basis points (1.50%).
“SOFR Reserve Percentage” means, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.
“SOFR Loan” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to Term SOFR.
“Special Purpose Entity” means a direct or indirect subsidiary of the Borrower, whose organizational documents contain restrictions on its purpose and activities and impose requirements intended to preserve its separateness from the Borrower and/or one or more Subsidiaries of the Borrower.

“Specified Transaction” means (i) any Disposition and any asset acquisition, Investment (or series of related Investments), in each case, in excess of $5,000,000 (or any similar transaction or transactions), any dividend, distribution or other similar payment and
(ii) any incurrence, repayment, repurchase or redemption of Indebtedness.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Supported QFC” has the meaning assigned to such term in Section 9.20.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies or commodities.
“Target Person” has the meaning assigned to such term in the last paragraph of Section 6.04.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.
“Term Facility” means each of the Initial Term Facility and the Delayed Draw Term Facility.
“Term Loan” means the Initial Term Loans and the Delayed Draw Term Loans. “Term Loan Borrowing” means any Initial Term Borrowing or any Borrowing of
Delayed Draw Term Loans.
“Term Loan Commitment” means the Initial Term Loan Commitment and/or the Delayed Draw Term Loan Commitment of a Term Loan Lender.
“Term Loan Credit Exposure” means, as to any Term Loan Lender at any time, an amount equal to the aggregate principal amount of such Term Loan Lender’s Term Loans outstanding at such time.
“Term Loan Lender” means a Lender having a Term Loan Commitment or that holds Term Loans.

“Term SOFR” means for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00
p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the SOFR Floor, then Term SOFR shall be deemed to be the SOFR Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on
SOFR.
“Test Period” means each period of four consecutive Fiscal Quarters of the
Borrower then last ended (in each case taken as one accounting period) for which financial statements pursuant to Section 5.01(a) or Section 5.01(b) have been, or were required to be, delivered to the Administrative Agent.
“Total Credit Exposure” means Term Loan Credit Exposure.
“Trading Day” means a day on which trading in the Common Stock generally occurs on the principal exchange or market on which the Common Stock is then listed or traded; provided that if the Common Stock (or other applicable security) is not so listed or traded, “Trading Day” means a Business Day.
“Transactions” means the entering into the Facilities as of the Effective Date. “Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR or the Alternate Base Rate.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom
Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“Unrestricted Cash” means, as of any date of determination, such cash or Permitted Investments that (a) does not appear (and is not required to appear) as “restricted” on the consolidated balance sheet of the Borrower (unless such appearance is related to the Liens granted to the Collateral Agent to secure the Obligations or to the Existing Agent to secure the Obligations under the Existing Credit Agreement) and (b) is not subject to any Lien in favor of any Person other than (i) the Collateral Agent for the benefit of the Secured Parties, (ii) Liens permitted under Section 6.02(k) and (iii) the Existing Agent for the benefit of the secured parties under the Existing Credit Agreement.
“USA PATRIOT Act” has the meaning set forth in Section 9.17.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.20.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(f)(ii)(B)(3).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wholly Owned Subsidiary” means any Subsidiary of the Borrower all the Equity Interests of which (other than directors’ qualifying shares and Equity Interests held by other Persons to the extent such Equity Interests are required by applicable law to be held by a Person other than the Borrower or one of its Subsidiaries) is owned by the Borrower or one or more Wholly Owned Subsidiaries.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent. “Write-down and Conversion Powers” means, (a) with respect to any EEA
Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.03 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the
Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if GAAP requires the Borrower subsequent to the adoption of ASU No. 2016-02 “Leases (Topic 842)” to cause operating leases to be treated as capitalized leases or otherwise to be reflected on such Person’s balance sheet, then such change shall not be given effect hereunder, and those types of leases which were treated as operating leases prior to such time shall continue to be treated as operating leases that would not otherwise be required to be reflected on such

Person’s balance sheet. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and
(ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
Section 1.04 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Term Borrowing”).
Section 1.05    Pro Forma Calculations; Covenant Calculations.
(a)For purposes of any calculation of the First Lien Net Leverage Ratio, or Consolidated EBITDA, in the event that any Specified Transaction has occurred during the Test Period for which the First Lien Net Leverage Ratio or Consolidated EBITDA is being calculated or following the end of such Test Period and on or prior to the date of determination, such calculation shall be made on a Pro Forma Basis.
(b)[Reserved].
(c)[Reserved].
(d)Notwithstanding anything to the contrary herein, at any time Consolidated EBITDA is less than $0, there shall be no availability under any First Lien Net Leverage
Ratio when determining if the Borrower may take any action permitted hereunder (including any incurrence of Indebtedness).
Section 1.06 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.07 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Alternate Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate, the Term SOFR Reference Rate or Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in consultation with the Borrower in transactions that affect the calculation of Alternate Base Rate, the Term SOFR Reference Rate or Term SOFR any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion in consultation with the Borrower to ascertain Alternate Base Rate, the Term SOFR Reference Rate or Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
With respect to the Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Loan Document (other than the consultation rights of the Required Lenders); provided that, with respect to any such amendment affected, the Administrative Agent shall provide notice to the Borrower and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

ARTICLE II THE CREDITS
Section 2.01    Commitments.
(a)Subject to the terms and conditions set forth herein (i) each Initial Term Lender severally agrees to make Initial Term Loans to the Borrower in dollars on the Effective Date in an amount not to exceed such Initial Term Lender’s Initial Term Loan Commitment. Amounts repaid or prepaid in respect of Initial Term Loans may not be reborrowed.
(b)Subject to the terms and conditions set forth herein (i) each Delayed Draw Term Lender severally agrees to make Delayed Draw Term Loans to the Borrower in dollars during the Delayed Draw Availability Period in an amount not to exceed such Delayed Draw Term Lender’s Delayed Draw Term Loan Commitment. All such Term Loans shall be made on the applicable date by making immediately available funds available to the Administrative Agent’s designated account or to such other account or accounts as may be designated in writing to the Administrative Agent by the Borrower, not later than the time specified by the Administrative Agent. The full amount of the Delayed Draw Term Loan Commitments may be drawn in three (3) separate drawings during the Delayed Draw Availability Period. Amounts repaid or prepaid in respect of Delayed Draw Term Loans may not be reborrowed. Any Delayed Draw Term Loans funded after the Effective Date shall have the same terms as, shall be treated as comprising a single class with, and shall be fungible with, the Initial Term Loans for all purposes.
Section 2.02    Loans and Borrowings.
(a)Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under such Facility. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.
(b)Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.11, 2.12, 2.13, 2.14, 2.16 and 2.18 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten SOFR Borrowings outstanding.

Notwithstanding the foregoing, any Delayed Draw Term Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $15,000,000.
(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any SOFR Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.
Section 2.03 Requests for Borrowings. To request a Borrowing (other than a continuation or conversion, which is governed by Section 2.05), the Borrower shall notify the Administrative Agent of such request by telephone (or, by e-mail in accordance with Section 9.01): (a) in the case of a SOFR Borrowing, not later than (x) with respect to Delayed Draw Term Loans, 1:00 p.m., New York City time, five (5) Business Days before the date of the proposed Borrowing and (y) with respect to any other Term Loans, 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than (x) with respect to Delayed Draw Term Loans, 11:00 a.m., New York City time, five (5) Business Days before the date of the proposed Borrowing and (y) with respect to any other Term Loans, 11:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that the notice referred to in this Section 2.03 may be delivered no later than the Closing Date in the case of the Initial Term Loans to be made on the Closing Date. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by e-mail, hand delivery or telecopy to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit B and signed by the Borrower. Each such telephonic, electronic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)the aggregate amount of the requested Borrowing;
(ii)the date of such Borrowing, which shall be a Business Day;
(iii)the Class of such Borrowing;
(iv)whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;
(v)in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)the location and number of the Borrower’s account or such other account or accounts designated in writing by the Borrower to which funds are to be disbursed, which shall comply with the requirements of Section 2.04(a).
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested
SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04    Funding of Borrowings.
(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, at the Principal Office of the Administrative Agent. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account or accounts as may be designated in writing to the Administrative Agent by the Borrower.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.05    Interest Elections.
(a)Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section
2.05. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)To make an election pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by telephone (or, by e-mail in accordance with
Section 9.01) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic (or electronic) Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit F and signed by the Borrower.
(c)Each telephonic, electronic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and
(iv)if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a SOFR Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.06    Termination and Reduction of Commitments.
(a)The Initial Term Loan Commitments shall be automatically reduced to zero on the Effective Date.
(b)The Delayed Draw Term Loan Commitments shall be automatically reduced on each Delayed Draw Funding Date by the aggregate principal amount of such Delayed Draw Term Loans funded on such Delayed Draw Funding Date. The Delayed Draw Term Commitments shall be automatically reduced to zero on the Delayed Draw Termination Date.
(c)The Borrower may at any time terminate or from time to time reduce the Delayed Draw Term Loan Commitments; provided that (i) each partial reduction of such Commitments shall be in an aggregate minimum amount and integral multiples of
$5,000,000.
(d)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.06 at least three

(3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. A notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or consummation of any other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of such Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the applicable Lenders in accordance with their respective Commitments.
Section 2.07    Repayment of Loans; Evidence of Debt.
(a)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the accounts of the applicable Lenders the then unpaid principal amount of each Borrowing no later than the applicable Maturity Date. The Borrower shall repay the Term Loans on each March 31, June 30, September 30 and December 31 to occur during the term of this Agreement (commencing on (i) with respect to the Initial Term Loans, the last day of the first full Fiscal Quarter ending after the Effective Date and (ii) with respect to the Delayed Draw Term Loans, the later of (x) the last day of the first full Fiscal Quarter ending after the Effective Date and (y) the first fiscal quarter ending after the date on which such Delayed Draw Term Loans were funded) and on the Maturity Date or, if any such date is not a Business Day, on the next succeeding Business Day, in an aggregate principal amount of the then outstanding Term Loans equal to the Amortization Percentage of the aggregate principal amount of such outstanding Term Loans (and the Borrower and the Administrative Agent acting jointly (without any further action or consent of any other Person) will be permitted from time to time to adjust the amortization schedule to make any Delayed Draw Term Loan drawn on a subsequent date fungible with the then outstanding Term Loans at such time) with the balance of all Term Loans payable on the Maturity Date.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal and interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)Any Lender may request by written notice to the Borrower (with a copy to the Administrative Agent) that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender (promptly after the Borrower’s receipt of such notice) a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
Section 2.08    Prepayment of Loans.
(a)The Borrower shall have the right at any time and from time to time to prepay (without premium or penalty except with respect to Term Loans as provided in Section 2.08(f), if applicable) any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (i) of this Section 2.08, in a minimum amount equal to
$1,000,000 or any integral multiple of $500,000 in excess thereof; provided that the foregoing shall not prohibit prepayment in an amount less than the denominations specified above if the amount of such prepayment constitutes the remaining outstanding balance of the Borrowing being prepaid.
(b)In the event and on each occasion that any Net Proceeds are received by the Borrower or any Restricted Subsidiary in respect of any Prepayment Event, the Borrower shall, on the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event”, within five
(5) Business Days after such Net Proceeds are received by the Borrower or such Restricted Subsidiary), prepay the Term Loans in an amount equal to 100% of such Net Proceeds; provided, that, in the case of any event described in clause (a) or (b) of the definition of “Prepayment Event”, the Borrower or any Restricted Subsidiary may cause the Net Proceeds from such event (or a portion thereof) to be invested within 15 months after receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds in the business of the Borrower and its Restricted Subsidiaries (including to consummate any acquisition of all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person permitted hereunder; provided that any Net Proceeds received from any such Prepayment Event relating to Collateral may only be reinvested in assets that become Collateral), in which case no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or such portion of such Net Proceeds so invested) except to the extent of any such Net Proceeds that have not been so invested by the end of such 15 month period (or within a period of 180 days thereafter if by the end of such initial 15 month period the Borrower or one or more Restricted Subsidiaries shall have entered into a binding agreement or binding commitment to invest such Net Proceeds), at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so invested; provided that (i) the aggregate amount of such Net Proceeds that may be reinvested in accordance with this Section 2.08(b) shall not exceed $50,000,000 in any fiscal year of the Borrower, (ii) the First Lien Leverage Ratio for the Test Period then most recently ended would be no greater than 3.50 to 1.00 on a Pro Forma Basis, (iii) the Borrower may reinvest Net Proceeds received from an event described in clause (b) of the definition of “Prepayment Event” in an aggregate amount not to exceed $5,000,000 per fiscal year notwithstanding the condition set forth in the preceding clause (ii) and (iv)

the Borrower may use a portion of such Net Proceeds to prepay Existing Term Loans to the extent the Existing Credit Agreement requires such a prepayment thereof with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of the Existing Term Loans and the denominator of which is the aggregate outstanding principal amount of Term Loans, the Existing Term Loans.
(c)In the event that the Borrower has Excess Cash Flow in excess of the greater of $5,000,000 and 5% of Consolidated EBITDA (with only the excess above such threshold subject to prepayment) for any fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2024, the Borrower shall, within ten (10) Business Days after the date financial statements are required to be delivered pursuant to Section 5.01(a) for such fiscal year, prepay an aggregate principal amount of Term Loans in an amount (such amount, the “ECF Prepayment Amount”) equal to the excess of (x) the ECF Percentage of such Excess Cash Flow for such fiscal year over (y) the aggregate amount of
(i) prepayments of Loans or Existing Term Loans during such fiscal year and (ii) purchases of Loans pursuant to Section 9.04(f) or Existing Loans pursuant to Section 9.04(f) of the Existing Credit Agreement by the Borrower or any Restricted Subsidiary during such fiscal year (determined by the actual cash purchase price paid by such Person for any such purchase and not the par value of the Loans or Existing Loans purchased by such Person) (in each case other than with the proceeds of Indebtedness (other than extensions of credit under any revolving credit facility or similar facility or other short term Indebtedness) and, in the case of any prepayment of Revolving Loans (as defined in the Existing Credit Agreement as in effect on the date hereof) pursuant to Section 2.08(a) of the Existing Credit Agreement, only to the extent accompanied by a permanent reduction of Revolving Credit Commitments (of the Existing Credit Agreement) on a dollar-for-dollar basis); provided, that, the Borrower may use a portion of such ECF Prepayment Amount to prepay Existing Term Loans to the extent the Existing Credit Agreement requires such a prepayment thereof with such Excess Cash Flow, in each case in an amount not to exceed the product of (x) the ECF Prepayment Amount and (y) a fraction, the numerator of which is the outstanding principal amount of the Existing Term Loans and the denominator of which is the aggregate outstanding principal amount of Term Loans and the Existing Term Loans.
(d)Upon the occurrence of a Change in Control, the Borrower shall promptly (but in no event more than ten (10) Business Days following the occurrence of such Change in Control) pay to Administrative Agent an amount equal to the sum of (x) all outstanding Obligations as of the date of such payment plus (y) the Prepayment Premium; provided that, without limiting the amount of the Prepayment Premium that would otherwise be payable pursuant to Section 2.08(f) prior to giving effect to this proviso, the Borrower may use a portion of the Net Proceeds in respect of the Change in Control to pay Existing Term Loans in an amount not to exceed the product of (x) the Net Proceeds resulting from such Change in Control and (y) a fraction, the numerator of which is the outstanding principal amount of the Existing Term Loans and the denominator of which is the aggregate outstanding principal amount of Term Loans and the Existing Term Loans.
(e)Prior to any optional or mandatory prepayment of Borrowings under this Section 2.08, the Borrower shall, subject to the next sentence, specify the Borrowing or

Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph
(i) of this Section 2.08. Mandatory prepayments shall be applied without premium or penalty. Notwithstanding the foregoing, if the Borrower determines to give the Lenders such an election, any Term Lender may elect, by notice to the Administrative Agent by telephone (confirmed by delivery of a written notice, including via e-mail) at least one Business Day (or such shorter period as may be established by the Administrative Agent) prior to the required prepayment date, to decline all or any portion of any prepayment of its Loans pursuant to this Section 2.08 (other than an optional prepayment pursuant to paragraph (a) of this Section 2.08 or a prepayment pursuant to clause (c) of the definition of “Prepayment Event” which may not be declined) (such declined amounts, the “Declined Proceeds”), in which case the aggregate amount of the payment that would have been applied to prepay Loans but was so declined shall be (1) offered to the Lenders not so declining such prepayment on a pro rata basis in accordance with the amounts of the Term Loans of such Lender (with such non-declining Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent) and (2) to the extent such non-declining Lenders elect to decline their ratable share of such Declined Proceeds, retained by Borrower.
(f)Upon the occurrence of a (x) Prepayment Premium Trigger Event or (y) Change in Control, the payment or prepayment of the Term Loans required to be made as a result of such Prepayment Premium Trigger Event or Change in Control shall include the Prepayment Premium. Any Prepayment Premium shall be applied pro rata to the Term Loans.
(g)Notwithstanding anything to the contrary in this Agreement or any Loan Document, it is understood and agreed that if the Obligations are accelerated for any reason, including because of default, the commencement of any insolvency proceeding or other proceeding pursuant to any Debtor Relief Laws, sale, disposition or encumbrance
(including that by operation of law or otherwise), the Prepayment Premium, if any, determined as of the date of acceleration will also be due and payable as though said Indebtedness was voluntarily prepaid (or commitment terminated) as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium, if any, shall also be payable (i) in the event the Obligations (and/or the Credit Agreement or the notes evidencing the Obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means and/or (ii) upon the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations (and/or the Credit Agreement or the notes evidencing the Obligations) in any insolvency proceeding or other proceeding pursuant to any Debtor Relief Laws, foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means or the making of a distribution of any kind in any insolvency proceeding to the Administrative Agent, for the account of the Lenders, in full or partial satisfaction of the Obligations. THE BORROWER HERETO EXPRESSLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE

FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION INCLUDING IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE OBLIGATIONS PURSUANT TO ANY INSOLVENCY PROCEEDING OR OTHER PROCEEDING PURSUANT TO ANY DEBTOR RELIEF LAWS OR
PURSUANT TO A PLAN OF REORGANIZATION. The Borrower expressly agrees (to the fullest extent that it may lawfully do so) that: (A) the Prepayment Premium is reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and
(D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this Section 2.08(g). The Borrower expressly acknowledges that its agreement to pay the Prepayment Premium to the Lenders as herein described is a material inducement to Lenders to provide the Commitments and make the Loans.
(h)In the event and on each occasion that any Minimum EBITDA Covenant Cure Proceeds are received by the Borrower or any Restricted Subsidiary, the Borrower shall, within five (5) Business Days after such Minimum EBITDA Covenant Cure Proceeds are received by the Borrower or such Restricted Subsidiary, prepay the Term Loans without premium or penalty in an amount equal to 100% of such Minimum EBITDA Covenant Cure Proceeds.
(i)[Reserved].
(j)The Borrower shall notify the Administrative Agent by telephone (or by e- mail in accordance with Section 9.01 and in any event as confirmed by telecopy) of any prepayment of a Borrowing hereunder (i) in the case of prepayment of a SOFR Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of such prepayment (or such later time as the Administrative Agent may agree), and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. If a notice of optional prepayment is conditioned upon the effectiveness of other credit facilities or consummation of any other transaction, then such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each prepayment of a Term Loan Borrowing pursuant to Section 2.08(a) shall be applied to the remaining scheduled payments of the applicable Term Loans included in the prepaid Term Loan Borrowing in such order as directed by the Borrower, but absent such direction, in direct order of maturity. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and in the case of any prepayment of SOFR Loans pursuant to this Section 2.08 on any day prior to the last day of an Interest Period applicable thereto, the Borrower shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount) pay to the Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.13. Each prepayment of Term Loans pursuant to Sections 2.08(b) and (c) shall be applied to the outstanding principal amount of the Term Loans in direct order of maturity.

(k)Notwithstanding the foregoing, if the Borrower reasonably determines in good faith that the payment of any amounts attributable to Foreign Subsidiaries that are required to be prepaid pursuant to Section 2.08(b) or (c) would result in material adverse tax consequences or are prohibited or delayed by any Requirement of Law (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors) from being repatriated to the Borrower, then the Borrower and its Restricted Subsidiaries shall not be required to prepay such amounts as required under Section 2.08(b) and (c) (and, for the avoidance of doubt, the Borrower and its Restricted Subsidiaries shall not be required to increase the amount of mandatory prepayments required to be made to offset the application of such limitation and any reduction of mandatory prepayments as a result thereof); provided that, (i) the Borrower shall take commercially reasonable actions required by applicable law to permit the repatriation of relevant amounts solely within 365 days following the end of the applicable Excess Cash Flow period and (ii) upon such material adverse tax or cost consequence or legal restriction ceasing to exist, in each case, solely within 365 days following the end of the applicable Excess Cash Flow period, such mandatory prepayments shall promptly be made.
Section 2.09    Fees.
(a)[Reserved].
(b)[Reserved].
(c)[Reserved].
(d)The Borrower agrees to pay, or cause to be paid, to the Administrative Agent, for the account of each Delayed Draw Term Lender (other than any Defaulting Lender), an unused commitment fee in an amount equal to 1.50% per annum on the amount of the undrawn portion of the Delayed Draw Term Loan Commitments, which shall begin to accrue on the Closing Date until the Delayed Draw Termination Date.
(e)All fees referred to in Section 2.09(d) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Delayed Draw Availability Period, commencing on June 30, 2024, and on the Delayed Draw Termination Date.
(f)The Borrower agrees to pay, or cause to be paid, to the Administrative Agent, for the account of each Lender, the fees required to be paid pursuant to the Fee Letter in the amounts and at the times required by the Fee Letter.
(g)The Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times required by the Fee Letter.
(h)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders (except with respect to the fees payable pursuant to Section 2.09(g)). Fees paid shall not be refundable under any circumstances.
Section 2.10    Interest.

(a)The Term Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin for ABR Term Loans.
(b)The Term Loans comprising each SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin for SOFR Loans.
(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs (a) and (b) of this Section 2.10 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Term Loans as provided in paragraph (a) of this Section 2.10.
(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c)
of this Section 2.10 shall be payable on demand (or automatically in connection with an Event of Default under Section 7.01(h) or (i)), (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.11    Alternate Rate of Interest.
(a)If prior to the commencement of any Interest Period for a SOFR Borrowing:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period; or
(ii)the Administrative Agent is advised by the Required Lenders that Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be promptly given by the Administrative Agent when such circumstances no longer exist), (i) the obligations of the Lenders to make SOFR Loans or to continue or convert outstanding Loans as or into SOFR Loans shall be suspended and (ii) all such affected Loans shall be converted into

ABR Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any SOFR Borrowing for which a Borrowing Request or Interest Election Request has previously been given that it elects not to borrow, continue or convert to a SOFR Borrowing on such date, then such Borrowing shall be made as, continued as or converted into an ABR Borrowing.
(b)Notwithstanding anything to the contrary herein or in any Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement”
for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under this Agreement and any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under this Agreement or any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is based upon Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(c)In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the Loan Documents, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Loan Document.
(d)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of, (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (d) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non- occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Loan Document except, in each case, as expressly required pursuant to this Section 2.11.

(e)Notwithstanding anything to the contrary herein or in any of the Loan Documents, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate or based on a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor of such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Alternate Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Alternate Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
Section 2.12    Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Term SOFR);
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) with respect to its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or to such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount), then, within 10 days following request of such Lender or such other Recipient, the Borrower will pay to such Lender or such other Recipient (accompanied by a certificate in accordance with paragraph (c) of this Section
2.12), as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that such Person shall only be entitled to seek such additional amounts if such Person is generally seeking the payment of similar additional amounts from similarly situated borrowers in comparable credit facilities to the extent it is entitled to do so.
(b)If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered within 10 days following request of such Lender (accompanied by a certificate in accordance with paragraph (c) of this Section 2.12); provided that such Person shall only be entitled to seek such additional amounts if such Person is generally seeking the payment of similar additional amounts from similarly situated borrowers in comparable credit facilities to the extent it is entitled to do so.
(c)A certificate of a Lender setting forth in reasonable detail the basis for and computation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.13 Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(j) and is revoked in accordance therewith), or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (but not lost profits) within 10 days following request of such Lender (accompanied by a certificate described below in this Section 2.13). In the case of a SOFR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Term SOFR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the SOFR market. A certificate of any Lender setting forth in reasonable detail the basis for and computation of any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.14    Taxes.
(a)Payments Free of Taxes. All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirements of Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding for Indemnified Taxes has been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)Indemnification by the Loan Parties. Without duplication of any amounts described in paragraph (a) above, the Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)[Reserved].
(e)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
(ii)Without limiting the generality of the foregoing,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax;

(2)an executed copy of IRS Form W-8ECI (or successor form);
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form); or
(4)to the extent a Foreign Lender is not the beneficial owner (e.g., where the Lender is a partnership or a participating Lender), executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a
U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of such direct and indirect partner(s);
(C)any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b) (3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the Effective Date; and
(E)On or before the date the Administrative Agent (or any successor thereto) becomes a party to this Agreement, the Administrative Agent shall, to the extent requested in writing by the Borrower, provide to the Borrower, two duly-signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.
Each Lender agrees that if any documentation it previously delivered pursuant to this Section 2.14(f) expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.
Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender pursuant to this Section 2.14(f).
(g)Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any of the Loan Parties or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.14, it shall pay to the indemnifying Loan Party an amount equal to such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the indemnifying Loan Party, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to indemnifying Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying Loan Party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.14 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying Loan Party or any other Person.
(h)Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)Defined Terms. For purposes of this Section 2.14, the term “Requirements of Law” includes FATCA.
Section 2.15    Payments Generally; Pro Rata Treatment; Sharing of Set-offs; Agent’s Clawback.
(a)The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to the time expressly required hereunder for such payment or, if no such time is expressly required, prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim at the Principal Office of the Administrative Agent for the account of Lenders. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day solely for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the applicable account specified in Schedule 2.15 or, in any such case, to such other account as the Administrative Agent shall from time to time specify in a notice delivered to the Borrower, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. For purposes of subclause (b) of the definition of “Excluded Taxes,” a Lender that acquires a participation pursuant to this Section 2.15(c) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.
(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 2.15(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)Any proceeds of any Collateral securing the Secured Obligations in connection with any enforcement or any bankruptcy or insolvency proceeding shall be applied, subject to any applicable Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agents from the Loan Parties, second, to pay any fees or expense reimbursements then due to the Lenders from the Loan Parties, third, to pay interest and commitment fees then due and payable hereunder ratably, fourth, to the payment of any other Secured Obligation due to any Secured Party, and fifth, after all of the Secured Obligations (other than contingent indemnification obligations not yet due and owing) have been paid in full in cash (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), to the Borrower.
Section 2.16    Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment within 10 Business Days following request of such Lender (accompanied by reasonable back-up documentation relating thereto).
(b)If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) above, or if any Lender is a Defaulting Lender, a Non- Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section
9.04), all its interests, rights (other than its existing rights to payments made pursuant to Sections 2.12 and 2.14) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of the applicable Loans or Commitments, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, if applicable, the prepayment fee pursuant to Section 2.08(f)), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting

Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 2.17    [Reserved].
Section 2.18    Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders.”
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or Section 2.08(f) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees. No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.09(a) or (d) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)[Reserved].
(c)[Reserved].
(d)Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans of the applicable Class to be held pro rata by the Lenders in accordance with the Commitments of such Class, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(e)Termination of a Defaulting Lender. The Borrower may terminate the unused amount of the Commitment of any Delayed Draw Term Loan Lender that is a Defaulting
Lender upon not less than two (2) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.18(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.
Section 2.19    [Reserved].
Section 2.20    [Reserved].
Section 2.21    [Reserved].
Section 2.22 Illegality. Notwithstanding any other provision herein, if any Change in Law occurring after the Effective Date shall make it unlawful for any Lender to make or maintain any SOFR Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an

Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested and (c) such Lender’s SOFR Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Affected Loans or within such earlier period as required by law. If any such conversion of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.13.
ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders and the Administrative Agent that:

Section 3.01    Organization. Each of the Borrower and its Restricted Subsidiaries
(i) is duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its organization or incorporation, and (ii) has the requisite power and authority to conduct its business as it is presently being conducted, except in the case of clause (i) (other than with respect to any Loan Party), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Restricted Subsidiaries are qualified and licensed in all jurisdictions where they are required to be so qualified or licensed to operate their business and where the failure to soqualify or be licensed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 3.02 Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, constitutes, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable against the Borrower or such other Loan Party, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03 Governmental Approvals; No Conflicts. The execution, delivery and performance of the Loan Documents by each Loan Party party thereto (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are (or will so be) in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) those the failure to obtain or make which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or (ii) any applicable Order of any Governmental Authority, except to the extent such violation would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate the charter, by-laws or other organizational documents of any Loan Party, (d) will not violate or result in a default under any indenture, agreement or other instrument evidencing Indebtedness binding upon the Borrower or any of its Restricted Subsidiaries or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Restricted Subsidiaries (other than pursuant to a Loan Document) except to the extent such violation, default or right, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries, except Liens created under the Loan Documents.
Section 3.04    Financial Statements; No Material Adverse Change.
(a)The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of operations, changes in equity and cash flows as of and for the fiscal year ended December 31, 2022, reported on by PricewaterhouseCoopers LLP, independent certified public accountants, and (ii) its consolidated balance sheet and statements of operations and cash flows as of and for the Fiscal Quarter and the portion of the fiscal year ended September 30, 2023. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)Since December 31, 2022, there has been no event, circumstance or condition that has had or would reasonably be expected to have a Material Adverse Effect.
Section 3.05 Properties. Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, or easements or other limited property interests in, all its real and tangible personal property material to its business, except (i) for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or (ii) as individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.06    Litigation and Environmental Matters.
(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Restricted Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b)Except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
Section 3.07 Compliance with Laws. Each of the Borrower and its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.08 Intellectual Property. The Borrower and each of its Restricted Subsidiaries owns, or is licensed to use all Intellectual Property reasonably necessary for the conduct of its business as currently conducted, except for those the failure to own or be licensed to use which would not reasonably be expected to result in a Material Adverse Effect. (a) The operation of the Borrower’s and its Restricted Subsidiaries’ respective businesses, including the use of Intellectual Property, by the Borrower and its Restricted Subsidiaries, does not infringe on or violate the rights of any Person, (b) no Intellectual Property of the Borrower or any of its Restricted Subsidiaries is being infringed upon or violated by any Person in any material respect, and (c) no claim is pending or threatened in writing challenging the ownership, use or the validity of any Intellectual Property of the Borrower or any Restricted Subsidiary, except for infringements, violations and claims referred to in the foregoing clauses (a), (b) and (c) that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.09 Investment Company Status; Other Regulatory Scheme. Neither the Borrower nor any of its Restricted Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) otherwise subject to any other regulatory scheme which prohibits the incurrence of Indebtedness.
Section 3.10 Taxes. Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it (including in its capacity as a withholding agent), except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves (to the extent required by GAAP) or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.11 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA. The present value of all accumulated benefit obligations under each Plan and under all Plans in the aggregate (based on the assumption used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan by an amount that, if required to be paid as of such date by the Borrower and the Subsidiaries would reasonably be expected to have a Material Adverse Effect.
Section 3.12 Labor Matters. On the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened in writing that would reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Requirements of Law dealing with such matters in any manner that would reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against any of them, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower and its Restricted Subsidiaries except to the extent non-payment or failure to accrue would not reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its Restricted Subsidiaries is bound that would reasonably be expected to have a Material Adverse Effect.
Section 3.13 Insurance. The properties of the Borrower and each of its Restricted Subsidiaries are insured with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and reputable (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.
Section 3.14 Solvency. Immediately following the making of each Loan made on the Effective Date (assuming the full amount of the Delayed Draw Term Loan Commitment is drawn on the Effective Date) and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower (on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinate, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower (on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, as such debts and other liabilities become absolute and matured; (c) the Borrower (on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinate, contingent or otherwise as they become absolute and matured; and (d) the Borrower (on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted following the Effective Date.
Section 3.15 Subsidiaries. Schedule 3.15 to the Disclosure Letter sets forth, as of the Effective Date, (a) the name, type of organization and jurisdiction of organization of each direct Subsidiary of each Loan Party, (b) the percentage of each class of Equity Interests owned by each Loan Party in each of its direct Subsidiaries and (c) each joint venture in which any Loan Party owns any Equity Interests, and identifies each such direct Subsidiary of a Loan Party that is a Domestic Subsidiary, a Guarantor and a Foreign Subsidiary, in each case as of the Effective Date.
Section 3.16 Disclosure. None of the reports, financial statements, certificates or other written information (other than projections, financial estimates, forecasts and other forward-looking information, and other information of a general economic or industry specific nature) furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any Loan Document or delivered hereunder, when furnished and taken as a whole (as modified or supplemented by other information so furnished) and when taken together with all filings made by the Borrower or its Subsidiaries with the SEC, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, taken as a whole in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any Loan Document or delivered hereunder, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time (it being understood that such projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized and actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material).
Section 3.17 Federal Reserve Regulations. No part of the proceeds of any Loan will be used by the Borrower or any Restricted Subsidiary in any manner that would result in a violation of Regulation U or Regulation X. Neither the Borrower nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
Section 3.18 Use of Proceeds. The proceeds of the Loans on the Effective Date shall be used as described in the first sentence of Section 5.10.
Section 3.19 Anti-Corruption Laws; Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to provide reasonable assurance of compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, and the Borrower, its Subsidiaries and their respective directors, officers and employees, and, to the knowledge of the Borrower, its and its Subsidiaries’ respective agents, are in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. None of (a) the Borrower, any Subsidiary or, any of their respective directors, officers or, to the knowledge of Borrower, employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Facilities established hereby, is a Sanctioned Person. No Borrowing or proceeds of any Loan will be used in a manner that violates any applicable Anti-Corruption Law, Anti-Money Laundering Laws or Sanctions. Each Loan Party represents and warrants that, if Borrower or any Subsidiary qualifies as a legal entity customer under the Beneficial Ownership Regulations, the Certificate of Beneficial Ownership therefor executed and delivered to Administrative Agent and Lenders on or prior to the Effective Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the Effective Date and as of the date any such update is delivered.
Section 3.20    Security Documents.
(a)Each Security Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral to the extent described therein and that a security interest in such Collateral can be created under the UCC. As of the Effective Date, in the case of the

Pledged Collateral described in the Security Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Security Document are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Agreement when financing statements are filed in the applicable filing offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to all Permitted Encumbrances or as otherwise permitted by Section 6.02) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral to the extent a security interest in such Collateral can be created under the UCC, as security for the Secured Obligations to the extent perfection in such collateral can be obtained by filing Uniform Commercial Code financing statements or possession, in each case prior and superior in right to the Lien of any other Person (except Permitted Encumbrances or as otherwise permitted by Section 6.02).
(b)When the Security Agreement or a short form thereof is filed and recorded in the United States Patent and Trademark Office and/or the United States Copyright Office, as applicable, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the United States registered trademarks and United States issued patents, United States trademark and patent applications and United States registered copyrights and exclusive licenses of United States registered copyrights, in each case prior and superior in right to the Lien of any other Person, except for Permitted Encumbrances or as otherwise permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and issued patents, trademark and patent applications and registered copyrights and exclusive licenses of registered copyrights acquired by the Loan Parties after the Effective Date or any U.S. intent-to-use trademark applications that are no longer deemed Excluded Property after the Effective Date).
Section 3.21    Affected Financial Institutions.    No Loan Party is an Affected Financial Institution.
ARTICLE IV CONDITIONS
Section 4.01 Effective Date. The obligations of the Lenders to make Loans under this Agreement on the Effective Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)The Administrative Agent (or its counsel) shall have received from the Borrower (i) either (x) a counterpart of this Agreement signed on behalf of the Borrower and each Lender or (y) written evidence satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page of this Agreement) that the Borrower and each Lender has signed a counterpart of this Agreement and (ii) a counterpart of the Disclosure Letter signed on behalf of the Borrower.

(b)The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Effective Date) of counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.
(c)The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.
(d)The Administrative Agent shall have received all fees and other amounts due and payable by the Borrower in connection with this Agreement on or prior to the Effective Date, to the extent invoiced at least three (3) Business Days prior to the Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(e)The Administrative Agent shall have received promissory notes for each of the Lenders who requested such notes at least three (3) Business Days prior to the Effective Date.
(f)The Collateral and Guarantee Requirement shall have been satisfied.
(g)The Administrative Agent shall have received a duly executed copy of the Pari Passu Intercreditor Agreement, which shall be in full force and effect.
(h)The Administrative Agent shall have received a certificate of a Responsible Officer certifying that each of the conditions in Section 4.02(a) and Section 4.02(c) has been satisfied.
(i)The Administrative Agent shall have received, at least three (3) Business Days prior to the Effective Date, (i) an executed certificate of Beneficial Ownership for the Borrower and (ii) all other documentation and other information required with respect to the Loan Parties by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act to the extent reasonably requested in writing by the Administrative Agent at least ten (10) days prior to the Effective Date.
(j)The Administrative Agent shall have received the financial statements referred to in Section 3.04(a).
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02).

Section 4.02 Each Credit Event On and After the Effective Date. The obligation of each Lender to make a Loan on and after the Effective Date (excluding any Interest Election Request), is subject to the satisfaction of the following conditions:
(a)the representations and warranties of each Loan Party set forth in this Agreement and any other Loan Document shall be true and correct in all material respects (or in all respects to the extent that any representation and warranty is qualified by materiality or Material Adverse Effect) on and as of the date of such Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects to the extent that any representation and warranty is qualified by materiality or Material Adverse Effect) as of such earlier date;
(b)the Administrative Agent shall have received a request for a Borrowing as required by Section 2.03;
(c)at the time of and immediately after giving effect to such Loan, as the case may be, no Default or Event of Default shall have occurred and be continuing;
(d)no event or development shall have occurred that could reasonably be expected to have a Material Adverse Effect;
(e)with respect to borrowings of the Delayed Draw Term Loans, (i) the First Lien Net Leverage Ratio shall not exceed 4.90 to 1.00, on a Pro Forma Basis (including the use of proceeds of such Indebtedness but without netting the cash proceeds of such Delayed Draw Term Loans in the calculation thereof) and (ii) the aggregate outstanding principal amount of the Existing Convertible Notes shall not exceed $110,000,000, determined, (x) on a pro forma basis (after giving effect to the anticipated application of proceeds of such borrowing) solely with respect to (a) an optional redemption of the Existing Convertible Notes pursuant to Article 16 of the 2025 Convertible Notes Indenture or (b) a repurchase of the Existing Convertible Notes in an outstanding principal amount of not less than $50,000,000 in a private transaction (or series of related private transactions) pursuant to Section 2.10 of the 2025 Convertible Notes Indenture and (y) in all other instances, as of immediately prior to such borrowing; and
(f)with respect to each Loan made after the Effective Date (excluding any Interest Election Request), the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.11 for the most recently ended Fiscal Quarter.
Each Loan made after the Effective Date (excluding any Interest Election Request) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (c), (e) and (f).
ARTICLE V Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
Section 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, for distribution to each Lender:

(a)within 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2023, the audited consolidated balance sheet and related statements of operations, changes in equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, of the Borrower and its consolidated Subsidiaries as of such year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any exception, qualification or explanatory paragraph with respect to or resulting from an upcoming maturity date under this Agreement occurring within one year from the time such opinion is delivered)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)within 45 days after the end of each of the first three Fiscal Quarters of each fiscal year of the Borrower (commencing with the Fiscal Quarter ended March 31, 2024), the consolidated balance sheet and related statements of operations and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, of the Borrower and the consolidated Subsidiaries, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)within 5 Business Days after any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower certifying as to whether a Default has occurred and is continuing on such date and, if a Default has occurred and is continuing on such date, specifying the details thereof and any action taken or proposed to be taken with respect thereto;
(d)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be;
(e)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request in writing;
(f)within 90 days following the beginning of each fiscal year, commencing with the fiscal year beginning January 1, 2025, a forecasted budget in reasonable detail of the Borrower and the Restricted Subsidiaries for such fiscal year;
(g)promptly following any request thereof, all information and/or documentation relating to the Borrower and its Subsidiaries necessary to comply with the USA PATRIOT Act or for the Administrative Agent or Lenders to confirm compliance with the USA PATRIOT Act in connection with this Agreement, including (x) confirmation of the accuracy of the information set forth in each most recent Certificate of Beneficial Ownership, if any, provided to the Administrative Agent and the Lenders and
(y) if applicable, a new Certificate of Beneficial Ownership when the individual(s) to be identified as a Beneficial Owner have changed; and
(h)commencing with the delivery of the financial statements for the Fiscal Quarter ending March 31, 2024, within 5 Business Days after each applicable delivery of financial statements of Borrower and its Restricted Subsidiaries pursuant to Section 5.01(a) and Section 5.01(b), a duly executed and completed Compliance Certificate demonstrating in reasonable detail (i) the calculation of Consolidated EBITDA and (ii) if the financial covenant set forth in Section 6.11 is required to be tested for such period, the calculation of the First Lien Net Leverage Ratio and compliance with the financial covenant set forth in Section 6.11.
Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.lendingtree.com (or any other address notified by the Borrower to the Administrative Agent from time to time), (ii) solely with respect to the obligations in paragraphs (a), (b) and (d) of this Section 5.01, on which the Borrower files or furnishes its Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, with the SEC via the EDGAR filing system or any successor electronic delivery procedures, in each case, within the time periods specified in such paragraphs or (iii) on which such documents are delivered to the Administrative Agent. The Administrative Agent shall post such documents on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall be obligated to pay for all start-up and on-going maintenance costs associated with such Internet or intranet website pursuant to Section
9.03. The Administrative Agent shall have no obligation to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Section 5.02 Notices of Material Events. Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent, for distribution to each Lender, written notice of the following:
(a)the occurrence of any Default or Event of Default;
(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and
(c)any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03 Information Regarding Collateral. The Borrower will furnish to the Administrative Agent prompt written notice of any change (a) in any Loan Party’s legal name, (b) in any Loan Party’s type of organization, (c) in any Loan Party’s jurisdiction of organization or (d) in any Loan Party’s organizational identification number (if any). The Borrower agrees to promptly (and in any event within ten (10) Business Days after request therefor or such longer period as the Administrative Agent shall agree) furnish the Collateral Agent all information requested by the Collateral Agent and required in order to make all filings under the UCC or other applicable U.S. laws and take (or to cause the applicable Loan Party to take) all necessary action to ensure that the Collateral Agent does continue following such change to have a valid, legal and perfected security interest in all the Collateral of such Loan Party, subject to the limitations and exceptions contained in the Loan Documents. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed, to the extent not covered by insurance.
Section 5.04 Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any transaction permitted under Section 6.05.
Section 5.05 Payment of Taxes. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay, discharge or otherwise satisfy its Tax liabilities, that, if not paid, discharged or otherwise satisfied, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted and (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by GAAP.
Section 5.06 Maintenance of Properties. Except as permitted under Section 6.03 and Section 6.05 the Borrower will, and will cause each of its Restricted Subsidiaries to,
(a) keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted and (b) with respect to Intellectual Property rights owned by the Borrower and its Restricted Subsidiaries, maintain, renew, protect and defend such Intellectual Property, except, in the case of each of the foregoing clauses (a) and (b) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 5.07    Insurance.
(a)The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) maintain, insurance with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and reputable

(after giving effect to any self- insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates, and (b) on the Effective Date, subject to the Intercreditor Agreement and except as otherwise agreed by the Administrative Agent, cause the Collateral Agent to be listed as loss payee on property and casualty policies with respect to tangible personal property and assets constituting Collateral located in the United States of America and as an additional insured on all general liability policies maintained by any Loan Party.
(b)In connection with the covenants set forth in this Section 5.07, it is understood and agreed that: (i) the Administrative Agent, the Collateral Agent, the Lenders, and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.07, it being understood that the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage; and (ii) the amount and type of insurance that the Borrower and its Restricted Subsidiaries has in effect as of the Effective Date and, subject to the Intercreditor Agreement, the certificates listing the Collateral Agent as loss payee or additional insured, as the case may be, satisfy for all purposes the requirements of this Section 5.07.
Section 5.08 Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in a manner to allow financial statements of the Borrower and its Restricted Subsidiaries to be prepared in all material respects in conformity with GAAP in respect of all material dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent (acting on its own behalf or on behalf of the Lenders), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year and such time shall be at the reasonable expense of the Borrower; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent accountants. Notwithstanding anything to the contrary in this Section 5.08, none of the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement between the Borrower or any of the Restricted Subsidiaries and a Person that is not the Borrower or any of the Restricted Subsidiaries or any other binding agreement not entered into in contemplation of preventing such disclosure, inspection or examination or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product; provided that the Borrower shall use commercially reasonable efforts to secure the requisite consent to disclose such documents or information and will notify the Administrative Agent that such information is being withheld in reliance on this sentence.
Section 5.09 Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all Requirements of Laws (including Environmental Laws) and Orders applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
Section 5.10 Use of Proceeds. The proceeds of the Loans made (a) on the Effective Date will be used to pay fees and expenses incurred in connection with the Transactions, and (b) on and after the Effective Date, will be used for working capital and general corporate purposes (including to settle the Borrower’s Existing Convertible Notes
(including payment of fees, costs and expenses incurred in connection therewith)). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation T, Regulation U and Regulation X.
Section 5.11    Further Assurances.
The Borrower will cause any Person that becomes a Domestic Subsidiary after the Effective Date (other than any Excluded Subsidiary) and any Subsidiary that ceases to be an Excluded Subsidiary after the Effective Date (i) to execute and deliver to the Administrative Agent, within thirty (30) days after such Person first becomes a Domestic Subsidiary or such Subsidiary ceases to be an Excluded Subsidiary, as applicable (or such later date as may be agreed to by the Collateral Agent in its reasonable discretion), (A) a supplement to the Guarantee Agreement, in the form prescribed therein, guaranteeing the Secured Obligations and (B) a supplement to the Security Agreement in the form prescribed therein and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party and (ii) concurrently with the delivery of such supplement and Security Documents, will deliver to the Administrative Agent and the Collateral Agent evidence of action of such Person’s Board of Directors or other governing body authorizing the execution, delivery and performance thereof. The Loan Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), in each case, subject to the Intercreditor Agreement, that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to create, perfect and maintain the Liens and security interests for the benefit of the Secured Parties contemplated by the Loan Documents and to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, in each case subject to the exceptions and limitations contained in the Loan Documents.

Section 5.12    ATM Equity Offering Covenants.
(a)The Borrower shall use commercially reasonable efforts to cause the ATM Shelf Registration to be declared effective as soon as practicable following the Effective Date, but no later than the earlier of (i) in the case that the SEC elects to review the ATM Shelf Registration, the 10th calendar day following the date that the Borrower is notified that the SEC has no further comments to the ATM Shelf Registration and (ii) the 10th calendar day following the date the Borrower is notified by the SEC that the ATM Shelf Registration will not be reviewed.
(b)The Borrower (i) will not take any action to impede the availability of the ATM Equity Program and (ii) will use its commercially reasonable efforts to keep the ATM Shelf Registration effective, in each case, subject to applicable law.
(c)In the event of a Minimum EBITDA Covenant Event of Default, the Borrower will cause Common Stock to be sold pursuant to the ATM Equity Program within 25 Trading Days (the “ATM Deadline”) after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter pursuant to Section 5.01(b) resulting in Net Proceeds (such Net Proceeds, “Minimum EBITDA Covenant Cure Proceeds”) to the Borrower in an aggregate amount not less than the Minimum EBITDA Covenant Cure Amount; provided that the Borrower shall not be required to cause such sale to the extent that Consolidated EBITDA exceeds $80,000,000 for the most recently ended Test Period.
Section 5.13    Post-Closing Matters.
The Borrower will, and will cause each of its Restricted Subsidiaries to, take each of the actions set forth on Schedule 5.13 within the time period prescribed therefor on such schedule (as such time period may be extended by the Administrative Agent in its reasonable discretion).

ARTICLE VI Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
Section 6.01 Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(a)Indebtedness under the Loan Documents;
(b)obligations in respect of performance, bid, customs, government, appeal and surety bonds, performance and completion guaranties and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;
(c)(i) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 to the Disclosure Letter and (ii) subject to the Existing Credit Agreement Limitations, Indebtedness under the Existing Credit Agreement; and in each case, Permitted Refinancing Indebtedness in respect thereof (provided that, in the case of clause (ii), any such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of the establishment of such Permitted Refinancing Indebtedness, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Initial Term Facility in effect at the time of establishment of such Permitted Refinancing Indebtedness);
(d)Intercompany Indebtedness (to the extent permitted by Section 6.04);
(e)Guarantees by the Borrower or any Restricted Subsidiary in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted under this Section 6.01; provided that in no event shall any Restricted Subsidiary that is not a Loan Party guarantee Indebtedness of a Loan Party pursuant to this clause (e);
(f)Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness (other than Permitted Refinancing Indebtedness in respect thereof) is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness outstanding in reliance on this clause (f) shall not exceed, at any time outstanding,
$5,000,000;
(g)[reserved];
(h)[reserved];
(i)other Indebtedness of any Loan Party so long as (i) such Indebtedness is unsecured or is secured on a junior and subordinate basis in priority to the Liens in favor of the Collateral Agent securing the Obligations, (ii) no portion of such Indebtedness has a scheduled maturity date prior to a date that is two years later than the Latest Maturity Date at the time of issuance thereof, (iii) such Indebtedness has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (it being understood and agreed that Permitted Junior Debt may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with (or which converts into or is exchanged for) Long-Term Indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy the foregoing clauses (ii) and (iii) so long as (1) such credit facility includes customary “rollover” provisions and (2) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clauses (ii) and (iii) above (such clauses, the “Maturity/WAL Requirements”)) and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility, clauses (ii) and (iii) above shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions), (iii) may rank pari passu or junior (but not senior) in right of payment with the Obligations, (iv) shall not be guaranteed by any Person that is not a Loan Party, (v) shall not be secure by any asset or property that does not constitute Collateral and (vi) the terms, conditions and provisions of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees and premiums) are not materially more favorable (when taken as a whole) to the lenders or creditors providing such Indebtedness than the terms and conditions of this Agreement (when taken as a whole) are to the Lenders (any Indebtedness incurred or issued pursuant to this Section 6.01(i), “Permitted Junior Debt”); provided, that the Borrower shall have delivered to the Administrative Agent a certificate of an authorized officer of the Borrower at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms, conditions and provisions of such resulting Indebtedness and drafts of the documentation relating thereto, stating that Borrower has determined in good faith that such terms, conditions and provisions satisfy the foregoing requirements;
(j)[reserved];
(k)Indebtedness of the Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Restricted Subsidiary against insufficient funds, other obligations pursuant to any Cash Management Agreement and other Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case, in the ordinary course of business;
(l)(i) Indebtedness of the Borrower or any of its Restricted Subsidiaries in the form of customary earn-outs, indemnification, incentive, non-compete, consulting or other similar arrangements and other contingent obligations in respect of any Investments permitted by Section 6.04 (both before and after any liability associated therewith becomes fixed) and (ii) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification related to sales of goods or services in the ordinary course of business or adjustment of purchase price or similar obligations in any case incurred in connection with the permitted Disposition of any business, assets or Subsidiary;
(m)[reserved];
(n)Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;
(o)obligations in respect of (i) Swap Agreements (including Secured Hedge Agreements under (and as defined in) the Existing Credit Agreement as in effect on the Effective Date) entered into in the ordinary course of business and not for speculative purposes and (ii) Permitted Call Spread Hedging Agreements, to the extent constituting Indebtedness;
(p)other Indebtedness; provided that the aggregate principal amount of Indebtedness outstanding in reliance on this clause (p) shall not exceed, at any time outstanding (excluding any capitalized interest thereon), the greater of $20,500,000 and 17.5% of Consolidated EBITDA for the most recently ended Test Period as of such time; provided, further that such Indebtedness (i) is unsecured or is secured on a junior and subordinate basis in priority to the Liens in favor of the Collateral Agent securing the Obligations and (ii) complies with the Maturity/WAL Requirements;
(q)[reserved]; and

(r)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses
(a) through (q) above.
For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (b) through (q) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses.
Section 6.02 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
(a)Liens created under the Loan Documents;
(b)Permitted Encumbrances;
(c)(i) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Effective Date and set forth in Schedule 6.02 to the Disclosure Letter; provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary (other than improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto) and
(B) such Lien shall secure only those obligations which it secures on the Effective Date and (ii) Liens securing the Secured Obligations (as defined in the Existing Credit Agreement as in effect on the date hereof) and any other Indebtedness permitted by Section 6.01(c)(ii) and Section 6.01(r) (to the extent relating to obligations permitted by Section 6.01(c)(ii)); provided that such Liens under this clause (c)(ii) shall be subject to the Pari Passu Intercreditor Agreement;
(d)any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that is merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries or becomes a Subsidiary after the Effective Date prior to the time such Person is so merged or consolidated or becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;
(e)[reserved];
(f)Liens in favor of a Loan Party securing Intercompany Indebtedness permitted under Section 6.01(d);
(g)any Lien with respect to the Permitted Refinancing Indebtedness referred to in clauses (c) and (d) of this Section 6.02;

(h)Liens on insurance policies and proceeds thereof securing the financing of the premiums with respect thereto;
(i)[reserved];
(j)Liens in favor of a seller solely on any customary cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder;
(k)Liens that are contractual, statutory, or common law rights of set-off relating to (i) the establishment of depository relations or securities accounts in the ordinary course of business with banks or financial institutions not given in connection with the issuance of Indebtedness or (ii) pooled deposit or sweep accounts of the Borrower and any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries;
(l)(i) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC on items in the course of collection and (ii) other Liens securing cash management obligations and any obligations under Cash Management Agreements (that do not constitute Indebtedness), in each case, in the ordinary course of business;
(m)Liens securing Indebtedness permitted under Section 6.01(n) and attaching only to the proceeds of the applicable insurance policy;
(n)leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (A) interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole or (B) secure any Indebtedness;
(o)any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by any of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;
(p)additional Liens on the Collateral incurred by the Borrower and its Restricted Subsidiaries so long as the aggregate outstanding principal amount of Indebtedness and other obligations secured thereby (excluding any capitalized interest thereon) do not exceed the greater of $20,500,000 and 17.5% of Consolidated EBITDA for the most recently ended Test Period as of such time at such time; provided, that such Liens are secured on a junior basis in priority to the Liens in favor of the Collateral Agent securing the Obligations; and
(q)Liens securing obligations in respect of Permitted Junior Debt; provided that any such Liens on the Collateral shall be subject to a Permitted Junior Intercreditor Agreement.
For purposes of determining compliance with this Section 6.02, if any Lien (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Encumbrances”, the Borrower may divide and classify such Lien (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Lien so long as the Lien (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

Section 6.03    Fundamental Changes.
(a)The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing:
(i)any Person may merge into the Borrower in a transaction in which the Borrower is the surviving Person;
(ii)any Person (other than the Borrower) may merge or consolidate with or into any Restricted Subsidiary in a transaction; provided that (A) if any party to such merger or consolidation is a Loan Party the surviving Person must also be a Loan Party and must succeed to all the obligations of such Loan Party under the Loan Documents or simultaneously with such merger, the continuing or surviving Person shall become a Loan Party and (B) if any party to such merger or consolidation is a Restricted Subsidiary the surviving Person shall also be a Restricted Subsidiary;
(iii)any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;
(iv)any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which shall comply with the applicable requirements of Section 5.11, to the extent required thereby; provided, further, that if such Restricted Subsidiary was a Loan Party the continuing or surviving Person shall be a Loan Party;
(v)none of the foregoing shall prohibit any Disposition permitted by Section 6.05; and
(vi)any Restricted Subsidiary may effect a merger, dissolution, liquidation, consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05.
(b)The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, complementary, reasonably related or ancillary to any of the foregoing.
Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase or acquire any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of or make any loans, advances or capital contributions to, Guarantee any Indebtedness of any other Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person (other than inventory acquired in the ordinary course of business)

constituting a business unit division, product line or line of business or all or substantially all of the property and assets or business of another Person or otherwise make any investment involving the transfer of cash or other property to another Person required by GAAP to be classified on the balance sheet of the Borrower or any of its Restricted Subsidiaries as such (all of the foregoing being collectively called “Investments” and, each individually an “Investment”), except:
(a)Permitted Investments and Permitted Foreign Investments;
(b)Investments existing on, or contractually committed on, the Effective Date and set forth on Schedule 6.04 to the Disclosure Letter;
(c)Investments existing on the Effective Date in Restricted Subsidiaries;
(d)Investments in Persons that are Loan Parties;
(e)Investments by any Restricted Subsidiary in the Borrower or any other Loan
Party;
(f)[reserved];
(g)[reserved];
(h)Guarantees constituting Indebtedness permitted by Section 6.01; provided that a Loan Party shall not Guarantee any Indebtedness of a Restricted Subsidiary that is not a Loan Party pursuant to this paragraph (h);
(i)Investments (a) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business and (b) of noncash consideration received by the
Borrower or any Restricted Subsidiary in connection with a Disposition of assets otherwise permitted by Section 6.05;
(j)accounts receivable and extensions of trade credit arising in the ordinary course of business;
(k)Investments held by any Restricted Subsidiary at the time it becomes a Subsidiary in a transaction permitted by this Section 6.04; provided that, with respect to Investments in assets or property that do not constitute Collateral, such Investments are not made in anticipation or contemplation of such Person becoming a Subsidiary;
(l)advances to officers, directors and employees of the Borrower and any Restricted Subsidiary for travel arising in the ordinary course of business;
(m)loans to officers, directors, consultants and employees of the Borrower or any Restricted Subsidiary, not to exceed $1,000,000 in the aggregate at any one time outstanding;
(n)promissory notes and other noncash consideration received by the Borrower and its Restricted Subsidiaries in connection with any Disposition permitted hereunder;

(o)advances in the form of prepayments of expenses, so long as such expenses were incurred in the ordinary course of business and are paid in accordance with customary trade terms of the Borrower or any of its Restricted Subsidiaries;
(p)Guarantees by the Borrower or any of its Restricted Subsidiaries of obligations of any Restricted Subsidiary or the Borrower incurred in the ordinary course of business and not constituting Indebtedness;
(q)Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 6.04(q)) under Sections 6.01, 6.02, 6.03, 6.05 and 6.08, respectively;
(r)[reserved];
(s)Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;
(t)Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower (other than any amount constituting a Liquidity Cure Amount or a Minimum EBITDA Covenant Cure Amount or to the extent otherwise applied);
(u)(i) intercompany advances arising from their cash management, tax and accounting operations and (ii) unsecured intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms), in each case, made in the ordinary course of business;
(v)Investments represented by Swap Agreements permitted under Section 6.01(o);
(w)other Investments in the ordinary course of business in an aggregate amount outstanding pursuant to this clause (w) not to exceed $5,000,000;
(x)other Investments in an aggregate amount outstanding for all such Investments made in reliance on this clause (x) not to exceed (i) the amount set forth in the table below based upon the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period less (ii) amounts of Investments incurred under clause (w):

Consolidated EBITDA	Investment Basket
< $90,000,000	$0
≥ $90,000,000 and < $100,000,000	$10,000,000
≥ $100,000,000 and < $110,000,000	$20,000,000
≥ $110,000,000 and < $130,000,000	$30,000,000
≥ $130,000,000 and < $150,000,000	$50,000,000
≥ $150,000,000	$75,000,000

; provided, that for the avoidance of doubt, an Investment incurred pursuant to this clause (x) that was permitted when incurred based on the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the applicable Test Period shall continue to be permitted pursuant to this clause (x) notwithstanding any changes in the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries in subsequent Test Periods;
(y)[reserved];
(z)[reserved];
(aa)    [reserved];
(bb) contributions to the LendingTree Foundation in an aggregate amount not to exceed $1,000,000 per fiscal year; provided, that no Event of Default shall have occurred and be continuing at the time such Investment is made or would result therefrom; and
(cc) any Permitted Call Spread Hedging Agreement related to the Existing Convertible Notes, to the extent constituting an Investment.
For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, less any return of capital, without adjustment for subsequent increases or decreases in the value of such Investment. For the avoidance of doubt, the acquisition by the Borrower and its Restricted Subsidiaries of Intellectual Property in the ordinary course of their respective businesses shall not be considered an Investment. To the extent an Investment is permitted to be made by a Loan Party directly in any Restricted Subsidiary or any other Person who is not a Loan Party (each such Restricted Subsidiary or other Person, a “Target Person”) under any provision of this Section 6.04, such Investment may be made by advance, contribution or distribution by a Loan Party to a Restricted Subsidiary (and further advanced, contributed or distributed to another Restricted Subsidiary) for purposes of making the relevant Investment in (or effecting an acquisition of) the Target Person without constituting an Investment for purposes of this Section 6.04 (it being understood that such Investment must satisfy the requirements of, and shall count towards any thresholds in, a provision of this Section 6.04 as if made by the applicable Loan Party directly in the Target Person). For purposes of determining compliance with this Section 6.04, if any Investment (or a portion thereof) would be permitted pursuant to one or more provisions described above, the Borrower may divide and classify such Investment (or a portion thereof) in any manner that complies with this covenant.
Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, in no event shall the Borrower or any Guarantor, directly or indirectly, make any Investment pursuant to this Section 6.04 in, make any Disposition pursuant to Section
6.05 to, license or lease on an exclusive basis to, or otherwise sell, contribute, assign, distribute or transfer to, any Restricted Subsidiary that is not a Loan Party any, of, or consisting of any, intellectual property that is material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole. At no time may any Restricted Subsidiary that is not a Loan Party own, exclusively license or hold any exclusive rights with respect to any intellectual property that is material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole.
Section 6.05 Asset Sales. The Borrower will not, and will not permit any of its Restricted Subsidiaries to make any Dispositions in a transaction or series of related transactions where the fair market value (as determined by the Borrower in good faith) of such assets exceeds $1,000,000, except:
(a)(i) Dispositions of inventory, used, obsolete, worn-out or surplus tangible property, (ii) leases, subleases or sales of real property, (iii) leases, subleases, sales, assignments, licenses or sublicenses of personal property (including licenses of Intellectual Property), and (iv) lapse, abandonment or other Disposition of Intellectual Property, that is in the reasonable business judgment of the Borrower, no longer used or useful in the conduct of its business or otherwise uneconomical to prosecute or maintain, in each case with respect to all of the foregoing in the ordinary course of business;
(b)so long as no Event of Default has occurred and is continuing, Dispositions of any assets; provided that any Disposition of assets pursuant to this clause (b) shall be for fair market value (as determined by the Borrower in good faith) and for at least 75% cash and/or Permitted Investments;
(c)Dispositions from (i) a Loan Party to another Loan Party or (ii) so long as no Default or Event of Default has occurred or is continuing, a Restricted Subsidiary that is not a Loan Party to the Borrower or a Restricted Subsidiary in the ordinary course of business; provided that in the case of this clause (ii) the consideration paid shall be no more than fair market value (as determined by the Borrower in good faith);
(d)Dispositions from any Loan Party to a Restricted Subsidiary that is not a Loan Party; provided that (i) such Dispositions are in the ordinary course of business, for fair market value and at prices and on terms and conditions not less favorable to the Borrower or any Loan Party than could be obtained on an arm’s length basis from unrelated third parties, and (ii) the aggregate consideration received for all such Dispositions shall not exceed the greater of $14,500,000 and 12.5% of Consolidated EBITDA for the most recently ended Test Period after giving effect to the making of such Investment on a Pro Forma Basis;
(e)Dispositions of property in the ordinary course of business to the extent that
(i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(f)Dispositions of accounts receivable in connection with the collection or compromise thereof (excluding factoring arrangements) in the ordinary course of business;
(g)Dispositions of property subject to casualty or condemnation events;
(h)Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in joint venture arrangements and similar binding arrangements;
(i)the unwinding of Swap Agreements permitted hereunder and the unwinding of Permitted Call Spread Hedging Agreements, in each case to the extent constituting a Disposition;
(j)[reserved];
(k)[reserved];

(l)Dispositions permitted by Section 6.03, Investments permitted by Section
6.04 (other than Section 6.04(q)), Restricted Payments permitted by Section 6.08 and Liens permitted by Section 6.02, in each case, other than by reference to this Section 6.05(l);
(m)compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;
(n)Dispositions of cash, Permitted Investments and Permitted Foreign Investments, in each case, in the ordinary course of business and for the fair market value thereof; and
(o)other Dispositions for aggregate consideration not to exceed $1,000,000 for the most recently ended Test Period during the term of this Agreement.
To the extent any Collateral is disposed of as expressly permitted by this Section
6.05 to any Person that is not a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall, and shall be authorized to, take any actions deemed appropriate in order to effectuate the foregoing.
For purposes of determining compliance with this Section 6.05, if any Disposition (or a portion thereof) would be permitted pursuant to one or more provisions described above, the Borrower may divide and classify, and subsequently re-divide and/or reclassify, such Disposition (or a portion thereof) in any manner that complies with this covenant.
Notwithstanding anything to the contrary herein, in no event shall the Borrower or any Guarantor make Dispositions pursuant to this Section 6.05 consisting of any intellectual property that is material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, to any Subsidiary that is not a Loan Party.
Section 6.06 Restricted Payments; Certain Payments in Respect of Indebtedness.
(a)The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, except that:
(i)Restricted Subsidiaries may make Restricted Payments ratably with respect to their Equity Interests,
(ii)[reserved],
(iii)[reserved],
(iv)[reserved],
(v)the Borrower may make Restricted Payments in the ordinary course of business pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of the Borrower and its Restricted Subsidiaries,
(vi)[reserved],
(vii)[reserved],

(viii)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Restricted Payment made in connection with the settlement of the Existing Convertible Notes made (x) in cash with the proceeds of Delayed Draw Term Loans, (y) with shares of Common Stock (and cash in lieu of any fractional share) or (z) with internally generated cash,
(ix)[reserved],
(x)the Borrower may settle warrants that constitute a Permitted Call Spread Hedging Agreement related to the Existing Convertible Notes (a) by delivery of shares of the Borrower’s common stock upon settlement thereof and cash payments in lieu of fractional shares, or (b) by (x) set-off against the call option purchased in connection with the same Permitted Call Spread Hedging Agreement; or (y) payment of an early termination amount thereof upon any early termination thereof in common stock and cash payments in lieu of fractional shares or, in the case of a nationalization, insolvency, tender offer, merger event or other extraordinary event (as a result of which holders of the Borrower’s common stock are entitled to receive cash or other consideration (other than the Borrower’s common stock) for their shares of the Borrower’s common stock) or similar transaction with respect to the Borrower or the common stock of the Borrower, cash and/or other property,
(xi)[reserved],
(xii)[reserved],
(xiii)[reserved], and
(xiv)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may (a) purchase or pay cash in lieu of fractional shares of its Equity Interests arising out of stock dividends, splits, or business combinations or in connection with issuance of Qualified Equity Interests of the Borrower pursuant to mergers, consolidations or other acquisitions permitted by this Agreement, (b) pay cash in lieu of fractional shares upon the exercise of warrants, options or other securities convertible into or exercisable for Qualified Equity Interests of the Borrower, and (c) make payments in connection with the retention of Qualified Equity Interests in payment of withholding taxes in connection with equity-based compensation plans to the extent that net share settlement arrangements are deemed to be repurchases.
(b)The Borrower will not, and will not permit any Restricted Subsidiary to, make directly or indirectly, any voluntary prepayment or other voluntary distribution (whether in cash, securities or other property) of or in respect of the principal of any unsecured or subordinated Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than trade Indebtedness, Indebtedness incurred in the ordinary course of business and Intercompany Indebtedness) or Indebtedness secured by Liens on the Collateral ranking junior to the Liens securing the Secured Obligations, in each case in a principal amount in excess of $1,000,000 (collectively, “Junior Debt”), or any voluntary prepayment or other voluntary distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the voluntary purchase, redemption, retirement, defeasance, cancellation or termination of principal of any Junior Debt (each, a “Junior Debt Prepayment”), except:

(i)scheduled and other mandatory payments of interest and principal in respect of any Junior Debt,
(ii)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the conversion of any Junior Debt to Qualified Equity Interests of the Borrower and the payment of cash in lieu of fractional shares in connection therewith,
(iii)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, refinancings and replacements of Junior Debt with proceeds of Indebtedness permitted to be incurred under Section 6.01 or with Net Proceeds of Qualified Equity Interests of the Borrower (to the extent not otherwise applied), and
(iv)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, other Junior Debt Prepayments in an aggregate amount not to exceed $1,000,000.
Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.06 will not prohibit the payment of any Restricted Payment requiring irrevocable notice in advance thereof or the consummation of any irrevocable redemption, purchase, defeasance, distribution or other irrevocable payment within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of the giving of such notice such payment would have complied with the provisions of this Agreement, provided that, at the time thereof and immediately after giving effect thereto, no Event of Default under Section 7.01(a), (b), (d) (solely with respect to a breach of Section 5.12 or pursuant to sub-clauses (ii) or (iii) of such clause (d)), (h) or (i) shall have occurred and be continuing.
For purposes of determining compliance with each of clause (a) and clause (b) of this Section 6.06, respectively, if any Junior Debt Prepayment or Restricted Payment (in each case, including a portion thereof), as applicable, would be permitted pursuant to one or more provisions described in clause (a) or clause (b) above, as applicable, the Borrower may divide and classify, and subsequently re-divide and/or reclassify, such Junior Debt Prepayment or Restricted Payment, as applicable in any manner that complies with clause
(a) or clause (b), respectively, of this covenant.
Section 6.07 Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business on terms substantially as favorable to the Borrower or such Restricted Subsidiary as could be obtained on an arm’s-length basis from unrelated third parties (as determined by the Borrower in good faith), (b) transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate, (c) issuances of Equity Interests of the Borrower not prohibited by this Agreement, (d) any Restricted Payment permitted by Section 6.06, any Investment permitted by Section 6.04, and any
Dispositions permitted by Sections 6.05, (e) transactions involving aggregate payments of less than $1,000,000 and (f) any agreement or arrangement in effect on the Effective Date and set forth on Schedule 6.07 to the Disclosure Letter, or any amendment thereto (so long as such amendment is not materially more adverse to the interest of the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Effective Date). For the avoidance of doubt, this Section 6.07 shall not apply to employment, bonus, retention and severance arrangements, and similar agreements, with, and payments of compensation or benefits to or for the benefit of, current or former employees, consultants, officers or directors of the Borrower and the Subsidiaries in the ordinary course of business. For purposes of this Section 6.07, such transaction shall be deemed to have satisfied the standard set forth in clause (a) of this Section 6.07 if such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Borrower or such Restricted Subsidiary, as applicable, in a resolution certifying that such transaction is on terms substantially as favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties. “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.
Section 6.08 Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits or restricts (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets (other than Excluded Property) to secure the Secured Obligations, or (b) the ability of any Restricted Subsidiary to declare or make dividends or distributions (whether in cash, securities or other property) ratably to holders of Equity Interests in such Restricted Subsidiary; provided that (A) the foregoing shall not apply to prohibitions, restrictions and conditions imposed by any Requirement of Law, Permitted Encumbrances, any subordinated Indebtedness, the documents governing any Liens permitted to be incurred pursuant to Section 6.02(j), the documents governing any Indebtedness permitted to be incurred pursuant to Section 6.01(c) or (f) or by any Loan Document, (B) the foregoing shall not apply to prohibitions, restrictions and conditions existing on the Effective Date identified on Schedule 6.08 to the Disclosure Letter (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (C) the foregoing shall not apply to customary prohibitions, restrictions and conditions contained in agreements relating to the Disposition of any assets pending such Disposition, provided such prohibitions, restrictions and conditions apply only to the assets or Restricted Subsidiary that is to be Disposed of and such Disposition is permitted hereunder, (D) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement if such restrictions or conditions either (1) apply only to the property or assets securing such Indebtedness, (2) do not impair the ability of the Loan Parties to perform their obligations under this Agreement or the other Loan Documents, and are not materially more burdensome taken as a whole than that those contained under this Agreement or the other Loan Documents, or (3) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (E) the foregoing shall not apply to customary provisions contained in leases, subleases, licenses and sublicenses and other contracts restricting the assignment, subletting or encumbrance thereof, customary net worth provisions or similar financial maintenance provisions contained therein and other customary provisions contained in leases, subleases, licenses and sublicenses and other contracts entered into in the ordinary course of business, (F) the foregoing shall not apply to prohibitions, restrictions and conditions that are binding on a Restricted Subsidiary at the time such

Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such restrictions were not entered into primarily in contemplation of such Person becoming a Restricted Subsidiary,
(G) the foregoing shall not apply to customary provisions in partnership, limited liability company organizational governance documents, joint venture agreements and other similar agreements applicable to Joint Ventures permitted by Section 6.04 and applicable solely to such Joint Venture and entered into in the ordinary course of business; and (H) customary restrictions under any arrangement with any Governmental Authority imposed on any Foreign Subsidiary in connection with governmental grants, financial aid, tax holidays or similar benefits or economic interests.
Section 6.09 Changes to Fiscal Year. The Borrower will not, and will not permit any Restricted Subsidiary to, change its fiscal year, except to change the fiscal year of a Restricted Subsidiary to conform its fiscal year to that of the Borrower.
Section 6.10 Limitation on Amendments. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly amend its charter or by-laws or other similar constitutive documents in any manner materially adverse to the rights of the Lenders under this Agreement or any other Loan Document or their ability to enforce the same, except as otherwise permitted pursuant to Section 6.03.
Section 6.11    Financial Covenants.
(a)Minimum Liquidity. The Borrower shall not permit Liquidity as of the last day of any Fiscal Quarter ending after the Effective Date to be less than $40,000,000.
(b)Minimum Consolidated EBITDA. The Borrower shall not permit Consolidated EBITDA for any Fiscal Quarter ending on or after the last day of any Fiscal Quarter ending after the Effective Date on which the Minimum EBITDA Test Condition is then satisfied to be less than the amount set forth opposite such Fiscal Quarter in the table below:

Fiscal Quarter	Minimum Consolidated EBITDA
Each Fiscal Quarter ending March, June or September of each fiscal year	$17,500,000
Each Fiscal Quarter ending December of each fiscal year	$14,500,000
Section 6.12    [Reserved].
Section 6.13 Use of Proceeds. The Borrower will not request any Borrowing and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti- Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction violates Sanctions, or (c) in any manner that would directly result in the violation by any Person participating in this Agreement of any Sanctions or Anti-Money Laundering Laws applicable thereto.
ARTICLE VII
Events of Default and Remedies

Section 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or the other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;
(c)any representation or warranty made or deemed made or confirmed by or on behalf of any Loan Party in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement, Loan Document or other document furnished pursuant to or in connection with this Agreement, shall prove to have been incorrect in any material respect (or if such representation or warranty is qualified by materiality or reference to Material Adverse Effect, in all respects) when made or deemed made or confirmed and such failure shall continue unremedied for a period of ten (10) days;
(d)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.02(a), 5.04 (solely with respect to the existence of the Borrower) and 5.12, (ii) in Article VI, or (iii) Sections 5.01(a), 5.01(b) or 5.01(h), and, solely with respect to this clause (iii), any such failure shall continue unremedied for a period of ten (10) days after written notice thereof from the Administrative Agent to the Borrower;
(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (d) of this Section 7.01) or in any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (x) written notice thereof from the Administrative Agent to the Borrower and (y) actual knowledge of such failure by an authorized officer of such Loan Party;
(f)the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period;
(g)any event or condition (other than, with respect to Indebtedness consisting of a Swap Agreement or a Permitted Call Spread Hedging Agreement, termination events or equivalent events pursuant to the terms of such Swap Agreement or Permitted Call Spread Hedging Agreement not arising as a result of a default by the Borrower or any Restricted Subsidiary thereunder) occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to all applicable grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) Indebtedness which is convertible into Equity Interests and converts to Qualified Equity Interests of the Borrower in accordance with its terms and such conversion is not prohibited hereunder, or (iii) any redemption, repurchase, conversion or settlement with respect to any Existing Convertible Notes pursuant to their terms, or any event (including the passage of time) that results in, or permits the holders of such Existing Convertible Notes to cause, any of the foregoing, unless such redemption, repurchase, conversion or settlement results from an default thereunder after giving effect to all applicable cure periods;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary that is also a Material Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Laws now or hereafter in effect or
(ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Laws, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01,
(iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a
substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing or (vii) admit in writing its inability to pay its debts as they become due;
(j)(i) one or more final judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not paid or covered by indemnities or insurance as to which the applicable indemnitor or insurer has been informed in writing and has not denied coverage) or (ii) one or more final non-monetary judgments that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, in each case, shall be rendered against the Borrower, any Restricted Subsidiary that is also a Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed or bonded pending appeal;
(k)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to result in a Material Adverse Effect;
(l)any material Loan Document or any material provision thereof shall at any time cease to be in full force and effect (other than in accordance with its terms), or a proceeding shall be commenced by any Loan Party seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation thereof), or any Loan Party shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;
(m)any Lien created by any of the Security Documents shall at any time fail to constitute a valid and (to the extent required by the Loan Documents) perfected Lien on any material portion of the Collateral, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or any Loan Party shall so assert in writing, except (i) as a result of the Disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, or
(ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents; or
(n)a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived; provided in case of any event with respect to the Borrower described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise any or all of the remedies available to it under the Loan Documents, at law or in equity.
Section 7.02    Right to Cure (Liquidity Covenant).
(a)Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails to comply with the financial covenant under Section 6.11(a), any Net Proceeds of a sale of equity interests of Borrower, or contribution made (in any form at the discretion of the Borrower so long as not constituting Disqualified Stock), in the form of cash common equity to the Borrower, or any Net Proceeds of any issuance of Qualified Equity Interests of Borrower, in each case, from and after such breach and until the date that is fifteen (15) Business Days after the date on which financial statements are required to be delivered with respect to such applicable Fiscal Quarter (the “Liquidity Cure Expiration Date”), may, at the election of the Borrower, be included in the calculation of Liquidity for purposes of determining compliance with Section 6.11(a) (the “Liquidity Cure Right”), and upon the receipt by the Borrower of such Net Proceeds in an amount sufficient to cause the Borrower to be in compliance with Section 6.11(a) for such Fiscal Quarter, Liquidity shall be recalculated as Liquidity being increased dollar-for- dollar for such Net Proceeds (“Liquidity Cure Amount”).
(b)Notwithstanding anything herein to the contrary, (i) in each consecutive four Fiscal-Quarter period of the Borrower, there shall be at least two (2) Fiscal Quarters in which the Liquidity Cure Right is not exercised, and the Liquidity Cure Right may not be exercised more than five (5) times during the term of this Agreement, (ii) the Liquidity Cure Amount shall not exceed the amount required to cause the Borrower to be in compliance with the financial covenant under Section 6.11(a); and (iii) for any Fiscal Quarter for which a Leverage Cure Right is exercised, such Leverage Cure Amount shall only be counted as Liquidity solely for the purpose of compliance with Section 6.11(a) and will be disregarded for all other purposes (including the calculation of the First Lien Net Leverage Ratio).
(c)Until the Liquidity Cure Expiration Date, no Secured Party shall exercise any remedy under the Loan Documents or applicable law on the basis of an Event of Default under Section 7.01(d) arising due to a breach of Section 6.11(a) until and unless the Liquidity Cure Expiration Date has occurred without the Liquidity Cure Amount having been received. No Lender will be required make any Loans hereunder until receipt by the Borrower of the Liquidity Cure Amount on or prior to the Liquidity Cure Expiration Date unless such Event of Default shall have been waived in accordance with the terms of this Agreement.
Section 7.03    Right to Cure (Consolidated EBITDA Covenant).
(a)Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails to comply with the financial covenant under Section 6.11(b), Minimum EBITDA Covenant Cure Proceeds applied in accordance with Section 2.08(h) shall cure any Event of Default arising as a result of a breach of Section 6.11(b).
(b)Until the ATM Deadline, no Secured Party shall exercise any remedy under the Loan Documents or applicable law on the basis of an Event of Default under Section 7.01(d) arising due to a breach of Section 6.11(b) until and unless the ATM Deadline has occurred without the Minimum EBITDA Covenant Cure Amount having been received and applied in accordance with Section 2.08(h). No Lender will be required make any Loans hereunder until application of the Minimum EBITDA Covenant Cure Amount pursuant to Section 2.08(h) on or prior to the ATM Deadline unless such Event of Default shall have been waived in accordance with the terms of this Agreement.
ARTICLE VIII THE AGENTS
Section 8.01 Appointment. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. All rights and protections provided to the Administrative Agent here shall also apply to the Collateral Agent.
The Person serving as the Administrative Agent and/or Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
Section 8.02 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 8.03 Reliance by Agents. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.04 Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub- agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of Section 8.02 and indemnification provisions of Section 8.05 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 8.05 Indemnification. In addition, each of the Lenders hereby indemnifies the Administrative Agent (to the extent not reimbursed by the Loan Parties), ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents (including any action taken or omitted under Article II of this Agreement); provided that such indemnity shall not be available to the extent such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its respective Applicable Percentage of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement or the other Loan Documents to the extent that the Administrative Agent is not reimbursed for such expenses by the Loan Parties. The provisions of this Article VIII shall survive the termination of this Agreement and the payment of the Obligations.
Section 8.06 Withholding Tax. To the extent required by any applicable Requirements of Law (including for this purpose, pursuant to any agreements entered into with a Governmental Authority), the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any interest, additions to Tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by an Administrative Agent shall be deemed presumptively correct absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.06. The agreements in this Section 8.06 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations. Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.
Section 8.07 Successor Administrative Agent. The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of Borrower unless an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing, to appoint a successor; provided, that if no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank; provided further that any successor Administrative Agent must be treated as a
U.S. Person for U.S. federal income tax purposes and in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution.
Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section
9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub- agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Notwithstanding anything to the contrary herein, if no successor Administrative Agent has been appointed and accepted such appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, that the Required Lenders appoint a successor Administrative Agent as provided for above.
Any resignation by the Administrative Agent pursuant to this Section 8.07 shall also constitute its resignation as Collateral Agent (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as bailee, trustee or other applicable capacity until such time as a successor Collateral Agent is appointed).
Section 8.08 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
Section 8.09 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
Section 8.10 Security Documents and Collateral Agent. Each Lender authorizes the Collateral Agent to enter into the Security Documents and to take all action contemplated thereby. Each Lender agrees that no one (other than the Administrative Agent or the Collateral Agent) shall have the right individually to seek to realize upon the security granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties upon the terms of the Security Documents. In the event that any collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, each of the Administrative Agent and the Collateral Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such collateral in favor of the Administrative Agent or the Collateral Agent on behalf of the Secured Parties.
The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Intercreditor Agreement and any other intercreditor or subordination agreement (in form satisfactory to the Collateral Agent and deemed appropriate by it) with the collateral agent or other representative of holders of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral. The Lenders and the other Secured Parties irrevocably agree that
(x) the Collateral Agent may rely exclusively on a certificate of a Financial Officer of the Borrower as to whether any such other Liens are permitted hereunder and as to the respective assets constituting Collateral that secure (and are permitted to secure) such Indebtedness hereunder and (y) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and the other Secured
Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement.
Further, each Secured Party hereby irrevocably authorizes the Collateral Agent:

(a)to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon satisfaction of any conditions to release specified in any Security Document, (ii) that is disposed of or to be disposed of as part of or in connection with any disposition permitted hereunder or under any other Loan Document to any Person other than an Loan Party, (iii) subject to Section 9.02, if approved, authorized or ratified in writing by the Required Lenders or such other percentage of Lenders required thereby, (iv) owned by a Guarantor upon release of such Guarantor from its obligations under this Agreement, or (v) pursuant to Section 9.15 and as expressly provided in the Security Documents;
(b)to release any Guarantor from its obligations hereunder if such Person ceases to be a Restricted Subsidiary that is a Wholly Owned Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction permitted hereunder (provided that, no Guarantor shall be released from its obligations under the Loan Documents solely because it is no longer a Wholly Owned Subsidiary unless it ceases to be a Wholly Owned Subsidiary as a result of a bona fide transaction permitted under this Agreement and not undertaken for the primary purpose of obtaining the release of such Guarantor from its obligations under the Loan Documents (including its guarantee of, and granting of Liens to secure, the Secured Obligations)); and
(c)upon request of the Borrower, to take such actions as shall be required to subordinate any Lien on any property granted to the Collateral Agent to the holder of a Lien permitted by Section 6.02(d) or to enter into any applicable intercreditor agreement with the holder of any Lien permitted by Section 6.02 (providing for the priority of such Lien as permitted by Section 6.02).
Upon request by the Collateral Agent at any time, the Required Lenders (or Lenders, as applicable) will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations hereunder pursuant to this paragraph. In each case as specified in this Article VIII, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted pursuant to the Loan Documents, or to release such Guarantor from its obligations hereunder, in each case in accordance with the terms of this Article VIII.
Section 8.11 No Liability of Lead Arrangers. The entities named as “Lead Arranger” or “Bookrunner” in this Agreement shall not have any duties, responsibilities or liabilities under the Loan Documents in their capacity as such.
ARTICLE IX Miscellaneous

Section 9.01    Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone or e-mail (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)if to any Loan Party, to it, or to it in care of the Borrower: LendingTree, LLC

1415 Vantage Park Drive, Suite 700 Charlotte, North Carolina 28203 Attention: Chief Financial Officer Telecopy Number: (704) 541-1824 Email: Trent.Ziegler@lendingtree.com

and
LendingTree, LLC
1415 Vantage Park Drive, Suite 700 Charlotte, North Carolina 28203 Attention: General Counsel Telecopy Number: (704) 541-1824 Email: legal@lendingtree.com with a copy to (for information purposes only):

Kirkland & Ellis LLP 300 North LaSalle
Chicago, IL 60654
Attention: Thomas J. Dobleman, P.C.; David Nemecek, P.C. Telecopy Number: (312) 862-3491; (212) 972-1792
E-mail: thomas.dobleman@kirkland.com; david.nemecek@kirkland.com
(ii)if to the Administrative Agent or Collateral Agent, to: Apollo Administrative Agency LLC
9 West 57th Street
New York, NY 10019 Attention: Daniel Duval
Email: Dduval@apollo.com; ApolloAgency@Alterdomus.com;
Legal_Agency@Alterdomus.com with copies to:
Davis Polk & Wardwell LLP 450 Lexington Avenue
New York, New York 10017 Attention: Zachary R. Frimet Telecopy Number: (212) 450-3017
E-mail: Zachary.Frimet@davispolk.com
(iii)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(d)Electronic Systems.
(i)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the
Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 9.01, including through an Electronic System.
Section 9.02    Waivers; Amendments.
(a)No failure or delay by the Administrative Agent, the Collateral Agent or any Lender in exercising any right or power hereunder or under any other Loan

Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Loan Parties therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) or, in the case of any other Loan Documents, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and/or the Collateral Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than the application of any default rate of interest pursuant to Section 2.10(c)), or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being acknowledged and agreed that amendments or modifications of the First Lien Net Leverage Ratio (and all related definitions) shall not constitute a reduction of the rate of interest or a reduction of fees),
(i)postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (iv) change Section 2.15(b), (c) or (f) in a manner that would alter the pro rata sharing of payments required thereby or the order of payments required thereby or any other provision which addresses such matters or would directly or indirectly have the effect of amending such provisions, without the written consent of each Lender, (v) change any of the provisions of this Section 9.02 or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender, (vi) release all or substantially all the Guarantors from their Guarantees under the Guarantee Agreement except as expressly provided in the Guarantee Agreement or Section 9.15, without the written consent of each Lender, (vii) release all or substantially all of the Collateral without the written consent of each Lender or (viii) contractually subordinate any of the Obligations (including any guarantee thereof), or the Liens on the Collateral granted under the Loan Documents, to any other Indebtedness or Lien, in each case, without the written consent of all Lenders; provided, that nothing herein shall prohibit the Administrative Agent and/or Collateral Agent from releasing any Collateral, or require the consent of the other Lenders for such release, in respect of items Disposed of to the extent such Disposition is permitted or not prohibited hereunder; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.
(c)Notwithstanding the foregoing, (x) only the consent of the Required Delayed Draw Term Loan Lenders shall be necessary to amend, waive or modify the terms and provisions of Section 4.02 (solely with respect to Delayed Draw Term Loans and including any Default or Event of Default that results solely from any representation made or deemed made by any Loan Party in any Loan Document in connection with any credit event under the Delayed Draw Term Loan Facility being untrue in any material respect as of the date made or deemed made) and the definition of “Required Delayed Draw Term Loan Lenders” and no such amendment, waiver or modification of any such terms or provisions (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) shall be permitted without the consent of the Required Delayed Draw Term Loan Lenders and (y) only the consent of the Required Term Loan Lenders shall be necessary to amend, waive or modify the terms and provisions of Section 4.02 (solely with respect to Initial Term Loans and including any Default or Event of Default that results solely from any representation made or deemed made by any Loan Party in any Loan Document in connection with any funding of the Initial Term Loans being untrue in any material respect as of the date made or deemed made) and the definition of “Required Term Loan Lenders” and no such amendment, waiver or modification of any such terms or provision (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) shall be permitted without the consent of the Required Term Loan Lenders.
(d)In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders (or all Lenders of one or more affected Classes of Lenders), if the consent of the Required Lenders (or the consent of Lenders of the affected Classes holding more than 50% of the Total Credit Exposure of all Lenders of such Classes, taken as a whole) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is so required but not so obtained being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole option, expense and effort, upon notice to such Non-Consenting Lenders and the Administrative Agent, require each of the Non-Consenting Lenders to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and each Loan Document to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and that shall consent to the Proposed Change, provided that (a) each Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in each case to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (b) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii)(C).
(e)Without the consent of any Lender, the Loan Parties and the Administrative Agent and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Liens in the benefit of the Security Documents and to give effect to any Intercreditor Agreement associated therewith, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or any other applicable Loan Document or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.
(f)Notwithstanding the foregoing, this Agreement may also be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees and other obligations in respect thereof and (ii) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders, and for purposes of the relevant provisions of Section 2.15.
(g)Notwithstanding anything else to the contrary contained in this Section 9.02,
(i) if the Administrative Agent and the Borrower shall have jointly identified an ambiguity, mistake, error, omission, defect or inconsistency or the need to effect administrative changes of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and (ii) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Loan Document to better implement the intentions of this Agreement, and in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
Section 9.03    Expenses; Indemnity; Damage Waiver.
(a)The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of one primary counsel and, if reasonably necessary, one special and one local counsel in each relevant jurisdiction for the Administrative Agent and such Affiliates (in each case, excluding allocated costs of in- house counsel), in connection with the syndication of the credit facilities provided for herein, due diligence undertaken by the Administrative Agent with respect to the financing contemplated by this Agreement, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof

(whether or not the transactions contemplated hereby or thereby shall be consummated); and (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or, after the occurrence and during the continuance of any Event of Default, any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.03, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (but limited to one counsel for the
Administrative Agent and the Lenders taken a whole and, if reasonably necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict, informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Person and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (in each case, excluding allocated costs of in-house counsel)).
(b)The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Lead Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses (other than lost profits of such Indemnitees), claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any claim, litigation, investigation or proceeding (each, a “Proceeding”) relating to (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not caused by the ordinary, sole or contributory negligence of any Indemnitee and to reimburse each such Indemnitee within ten (10) Business Days after presentation of a summary statement for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing (but limited in the case of legal fees and expenses to a single New York counsel and of one local counsel in each relevant jurisdiction, in each case for all Indemnitees (provided that, in the event of an actual or perceived conflict of interest, the Borrower will be required to pay for one additional counsel for each similarly affected group of Indemnitees taken as a whole and of one local counsel in each relevant jurisdiction, for each similarly affected group of Indemnitees taken as a whole)); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (B) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s funding obligations hereunder, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) disputes arising solely between Indemnitees and (1) not involving any action or inaction by any

Loan Party or (2) not relating to any action of such Indemnitee in its capacity as Administrative Agent, Collateral Agent or Lead Arranger. The Borrower shall not be liable for any settlement of any Proceedings if such settlement was effected without its consent (which consent shall not be unreasonably withheld or delayed), but if settled with the written consent of the Borrower or if there is a final judgment for the plaintiff in any such
Proceedings, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. The Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless (x) such settlement includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee or any injunctive relief or other non-monetary remedy. This Section 9.03(b) shall not apply with respect to Taxes other than Taxes that represent losses, claims or damages arising from any non-Tax claim.
(c)To the extent that the Borrower fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 9.03 to be paid by it to the Administrative Agent, the Collateral Agent, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such.
(d)To the extent permitted by applicable Requirements of Law, each party to this Agreement agrees not to assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by this Agreement or any Loan or the use of the proceeds thereof; provided that nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee referred to in paragraph (b) above shall be liable for damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent any such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.
(e)All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

(f)Each Indemnitee shall promptly refund and return any and all amounts paid by the Borrower to such Indemnitee pursuant to this Section 9.03 to the extent such Indemnitee is not entitled to payment of such amount in accordance with this Section 9.03.
(g)Each party’s obligations under this Section 9.03 shall survive the termination of the Loan Documents and payment of the obligations thereunder.
Section 9.04    Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person any legal or equitable right, remedy or claim under or by reason of this Agreement, other than rights, remedies or claims in favor of the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders.
(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)the Borrower, provided that the Borrower shall be deemed to have consented to an assignment of Term Loans and/or Term Loan Commitments unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof; provided, further, that no consent of the Borrower shall be required for (i) an assignment of all or a portion of the Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) an assignment of all or a portion of any Delayed Draw Term Loan Commitments to a Lender or an Affiliate of a Lender, or (iii) an assignment to a Lender or an Affiliate of a Lender or, if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing, any other assignee;
(B)the Administrative Agent; provided that no such consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)[Reserved].
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the

Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be in an amount of an integral multiple of $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500;
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;
(E)no assignment shall be made to (1) a natural Person, (2) the Borrower or any of its Subsidiaries (except as otherwise provided for herein), (3) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (3) or (4) any Disqualified Institution (it being understood and agreed that the Administrative Agent shall have no liability or responsibility with respect to ensuring assignments are not made to Disqualified Institutions); and
(F)in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment of the applicable Class; notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, 2.13, 2.14 and 9.03); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04(b)shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.
(iv)The Administrative Agent, acting solely for this purpose as a non- fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee, the assignee’s completed Administrative Questionnaire and any tax certifications required to be delivered pursuant to Section 2.14(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 9.04(b) and any written consent to such assignment required by this Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to any Person (other than any Person described in paragraph (b)(ii)(E) of this Section 9.04) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to solely the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant (i) shall be subject to the provisions of Section 2.16 as if it were an assignee under paragraph (b) of this Section 9.04 and (ii) shall not be entitled to receive any greater payment under Section 2.12 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.15(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document)

to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)The Administrative Agent shall not be responsible or have liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
(f)Notwithstanding anything in this Agreement to the contrary, any Term Loan Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to the Borrower or any Restricted Subsidiary through (x) Dutch Auctions open to all Term Loan Lenders of a particular Class on a pro rata basis or (y) open market purchases, in each case subject to the following limitations:
(i)the Borrower and each applicable Subsidiary shall either (x) represent and warrant as of the date of any such assignment or purchase, that it does not have any material non-public information with respect to the Borrower and its Subsidiaries or any of their respective securities that has not been disclosed to the assigning Term Loan Lender (unless such assigning Lender does not wish to receive material non-public information with respect to the Borrower or the Subsidiaries or any of their respective securities) prior to such date or (y) disclose that it cannot make the representation and warranty described in clause (x);
(ii)immediately upon the effectiveness of such assignment or purchase of Term Loans from a Lender to the Borrower or any Subsidiary, such Term Loans shall automatically and permanently be cancelled and shall thereafter no longer be outstanding for any purpose hereunder;
(iii)the Borrower or such Subsidiary shall not use the proceeds of a revolving loan under the Existing Credit Agreement for any such assignment; and
(iv)no Default or Event of Default shall have occurred and be continuing at the time of such assignment or purchase.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.
Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held, and other obligations at any time owing, by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative
Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 9.09    Governing Law; Consent to Service of Process.
(a)This Agreement, the other Loan Documents and any claims, controversy, dispute or causes of actions arising therefrom (whether in contract or tort or otherwise) shall be construed in accordance with and governed by the law of the State of New York.
(b)The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, New York County and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be binding (subject to appeal as provided by applicable law) and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY
WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, managers, partners, officers, employees and agents, including accountants, legal counsel and other advisors and third party service providers in connection with the transactions contemplated hereby (it being understood that the disclosing Lender or Agent shall be responsible to ensure compliance by such Persons with the confidentiality restrictions set forth herein with respect to such Information), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners),
(c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the applicable Agent or Lender agrees to inform the Borrower promptly thereof prior to such disclosure to the extent practicable and not prohibited by law, rule or regulation and to only disclose that Information necessary to fulfill such legal requirement), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (provided that, for the avoidance of doubt, to the extent that the list of Disqualified Institutions is made available to all Lenders, the “Information” for purposes of this clause (f)(i) shall include the list of Disqualified Institutions), (ii) to any actual or prospective direct or indirect contractual counterparty (or its Related Parties) in Swap

Agreements or such contractual counterparty’s professional advisor or (iii) to any of its actual or prospective investors, limited partners or financing sources other than Disqualified Institutions, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to any Agent or any Lender on a nonconfidential basis from a source other than the Borrower (so long as such source is not known to such Agent or such Lender to be bound by confidentiality obligations to the Borrower or any of its Subsidiaries). For the purposes of this Section 9.12, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower (so long as such source is not known to such Agent or such Lender to be bound by confidentiality obligations to the Borrower or any of its Subsidiaries) and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, the Administrative Agent and the Lenders agree not to disclose any Information to a Disqualified Institution.
Section 9.13    Material Non-Public Information.
(a)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON- PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON- PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(b)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.14 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 9.15 Release of Liens and Guarantees. A Subsidiary shall automatically be released from its obligations under the Loan Documents, and all Liens created by the
Loan Documents in Collateral owned by such Subsidiary (if applicable) shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary (including pursuant to a merger with, and into, a Subsidiary that is not a Loan Party). In the event that the Borrower or any Subsidiary disposes of all or any portion of any of the Equity Interests, assets or property owned by the Borrower or such Subsidiary in a transaction not prohibited by this Agreement, any Liens granted with respect to such Equity Interests, assets or property pursuant to any Loan Document shall automatically and immediately terminate and be released. The Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize and instruct the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to evidence any such termination and release described in this Section 9.15. In addition, the Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than contingent obligations for which no claim has been asserted) have been paid in full in cash and all Commitments terminated. The Lenders authorize the Collateral Agent to release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(d) to the extent required by the terms of the obligations secured by such Liens (so long as not entered into in contemplation of this clause) and in each case pursuant to documents reasonably acceptable to the Collateral Agent.
Section 9.16 Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, Intralinks, Syndtrak or another substantially similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower and its Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will, upon the Administrative Agent’s request, identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to the Borrower or the Subsidiaries or any of their respective securities for purposes of United States Federal securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.12, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”, and (iv) the Administrative Agent and the Lead
Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” The Borrower hereby authorizes the Administrative Agent to make the financial statements provided by the Borrower under Section 5.01(a) and (b) above available to Public Lenders. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE LEAD ARRANGER DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OR ITS RELATED PARTIES OR THE LEAD ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.
Section 9.17 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of such Loan Parties and other information that will allow such Lender to identify such Loan Parties in accordance with the USA PATRIOT Act.
Section 9.18 No Advisory or Fiduciary Responsibility. The Administrative Agent, Collateral Agent, each Lead Arranger and each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties. The Loan Parties agree that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or other similar implied duty between the Lenders and the Loan Parties. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement described herein are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 9.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 9.20 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime,

the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 9.21 Erroneous Payments.
(a)If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender, Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.21(b).
(c)Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a

Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
Each party’s obligations, agreements and waivers under this Section 9.21 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Section 9.22    Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion and such Lender.
In addition, unless either (1) sub-clause (i) in the immediately preceding clause
(a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 9.23 Intercreditor Agreements. The Administrative Agent, the Collateral Agent, and each Lender hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Pari Passu Intercreditor Agreement or any other Intercreditor Agreement entered into pursuant to the terms hereof. Each Secured Party hereby authorizes the Administrative Agent and the Collateral Agent to enter into the Pari Passu Intercreditor Agreement and each other Intercreditor Agreement entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof. In the event of any conflict or inconsistency between the provisions of the Pari Passu Intercreditor Agreement or each such other Intercreditor Agreement and this Agreement, the provisions of such Pari Passu Intercreditor Agreement or other Intercreditor Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
LendingTree, Inc.

By:

/s/ Trent Ziegler
Name: Trent Ziegler
Title: Chief Financial Officer

APOLLO ADMINISTRATIVE AGENCY LLC, as Administrative Agent and Collateral Agent
By: /s/ Daniel M. Duval
Name: Daniel M. Duval
Title: Vice President

AOP II Origination Holdings (UL), LLC, as a Lender,

By: /s/William B. Kuesel     Name: William B. Kuesel
Title: Vice President

Apollo Debt Solutions BDC, as a Lender,
By: Apollo Credit Management, LLC, its investment adviser

By: /s/Kristin M. Hester     Name: Kristin M. Hester
Title: Vice President

Apollo Diversified Credit Fund, as a Lender,
By: Apollo Capital Credit Adviser, LLC, its investment manager

By: /s/Kristin M. Hester     Name: Kristin M. Hester
Title: Vice President

Apollo Tactical Income Fund Inc., as a Lender,

By: Apollo Credit Management, LLC, its investment adviser

By: /s/Kristin M. Hester     Name: Kristin M. Hester
Title: Vice President

Apollo Senior Floating Rate Fund Inc., as a Lender,

By: Apollo Credit Management, LLC, its investment adviser

By: /s/Kristin M. Hester     Name: Kristin M. Hester
Title: Vice President

VG Apollo Private Debt Fund L.P., as a Lender,

By: Apollo AVG Management, L.P., its investment advisor
By: AOP Capital Management, LLC, its general partner

By: /s/William B.Kuesel     Name: William B. Kuesel
Title: Vice President

Willett Select Investors (Tax Exempt) I LP, as a Lender,

By: Apollo Capital Management, L.P., its investment manager
By: Apollo Capital Management GP, LLC, its general partner

By: /s/William B. Kuesel     Name: William B. Kuesel
Title: Vice President

Apollo Alster Lending Fund (Lux) SCSp, as a Lender,

By: Apollo Alster Management, LLC, its investment manager

By: /s/William B. Kuesel     Name: William B. Kuesel
Title: Vice President

63019 Holdings, LLC, as a Lender,

By: Apollo Capital Management, L.P., its manager
By: Apollo Capital Management GP, LLC, its general partner

By: /s/William B. Kuesel     Name: William B. Kuesel
Title: Vice President

AOP II Funding Jasmine LLC, as a Lender,

By: /s/William B. Kuesel     Name: William B. Kuesel
Title: Vice President

AOP II Origination Holdings (L), LLC, as a Lender,

By: /s/William B. Kuesel     Name: William B. Kuesel
Title: Vice President